Exhibit 99.1

PRO FORMA VALUATION REPORT
MUTUAL HOLDING COMPANY
STOCK OFFERING

FEDFIRST FINANCIAL CORPORATION
Monessen, Pennsylvania

Dated As Of:
December 3, 2004

Prepared By:

RP Financial, LC.
1700 North Moore Street
Suite 2210
Arlington, Virginia 22209

December 3, 2004

Board of Directors
FedFirst Financial Mutual Holding Company
FedFirst Financial Corporation
First Federal Savings Bank
Donner at Sixth Street
Monessen, Pennsylvania 15062

Members of the Boards of Directors:

     At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of the common stock which is to be offered in connection with the plan of stock issuance described below.

     This Appraisal is furnished pursuant to the conversion regulations promulgated by the Office of Thrift Supervision (“OTS”). Specifically, this Appraisal has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” as set forth by the OTS, and applicable regulatory interpretations thereof.

Description of Plan of Stock Issuance

     On November 22, 2004, the Board of Directors of FedFirst Financial Corporation (“FedFirst Corporation” or the “Company”) adopted a plan of stock issuance. Pursuant to the plan of stock issuance, FedFirst Corporation will issue a majority of its common stock to FedFirst Financial Mutual Holding Company (the “MHC”), which is the federally chartered parent of the Company, and sell a minority of its common stock to the public. Concurrent with the completion of the public stock offering, the Company will retain up to 50% of the net stock proceeds. The MHC will own a controlling interest in the Company of at least 51%, and the Company will be the sole subsidiary of the MHC. The Company will continue to own 100% of the outstanding stock of First Federal Savings Bank (“First Federal” or the “Bank”), which is a federally chartered savings bank headquartered in Monessen, Pennsylvania. The Company’s initial activity will be ownership of its subsidiary, First Federal, investment of the net cash proceeds retained at the holding company level and extending a loan to the employee stock ownership plan (“ESOP”).

     It is anticipated that the public shares will be offered in a subscription offering to the Bank’s Eligible Account Holders, Tax-Qualified Employee Benefit Plans including the employee stock ownership plan, Supplemental Eligible Account Holders and Other Members. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale in a community offering.

Boards of Directors
December 3, 2004

The total shares offered for sale to the public will constitute a minority interest of the Company’s stock (49% or less).

RP Financial, LC.

     RP Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for our appraisal, we are independent of the Bank, the Company and the MHC and the other parties engaged by the Bank to assist in the stock issuance process.

Valuation Methodology

     In preparing our appraisal, we have reviewed the Bank’s, the Company’s and MHC’s regulatory applications, including the prospectus as filed with the OTS and the Securities and Exchange Commission (“SEC”). We have conducted a financial analysis of the Company and the Bank that has included a review of its audited financial information for the years ended December 31, 1999 through December 31, 2003, various unaudited information and internal financial reports through September 30, 2004 and due diligence related discussions with the Bank’s management; Parente Randolph, LLC, the Company’s independent auditor; Muldoon Murphy Faucette & Aguggia LLP, the Company’s counsel in connection with the plan of stock issuance; and Sandler O’Neill & Partners, L.P., the Company’s financial and marketing advisor in connection with the stock offering. All conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

     We have investigated the competitive environment within which the Company operates and have assessed the Company’s relative strengths and weaknesses. We have kept abreast of the changing regulatory and legislative environment for financial institutions and analyzed the potential impact on the Company and the industry as a whole. We have analyzed the potential effects of the minority stock offering on the Company’s operating characteristics and financial performance as they relate to the pro forma market value. We have reviewed the economy in the Company’s primary market area and have compared the Company’s financial performance and condition with publicly-traded thrifts in mutual holding company form, as well as all publicly-traded thrifts. We have reviewed market conditions for stocks in general and market conditions for thrift stocks in particular, including the market for existing thrift issues and the market for initial public offerings by thrifts. We have considered the market for the stocks of all publicly-traded mutual holding companies. We have also considered the expected market for the Company’s public shares. We have excluded from such analyses thrifts subject to announced or rumored acquisition, mutual holding company institutions that have announced their intent to

Board of Directors
December 3, 2004

pursue second-step conversions, and/or those institutions that exhibit other unusual characteristics.

     Our Appraisal is based on the Company’s representation that the information contained in the regulatory applications and additional information furnished to us by the Company, its independent auditors, legal counsel and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by the Company, its independent auditors, legal counsel and other authorized agents nor did we independently value the assets or liabilities of the Company. The valuation considers the Company only as a going concern and should not be considered as an indication of the Company’s liquidation value.

     Our appraised value is predicated on a continuation of the current operating environment for the Bank, the MHC and the Company and for all thrifts and their holding companies. Changes in the local, state and national economy, the legislative and regulatory environment for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability, and may materially impact the value of thrift stocks as a whole or the Company’s value alone. It is our understanding that there are no current plans for pursuing a second-step conversion or for selling control of the Company or the Bank following the offering. To the extent that such factors can be foreseen, they have been factored into our analysis.

     Pro forma market value is defined as the price at which the Company’s stock, immediately upon completion of the offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Valuation Conclusion

     It is our opinion that, as of December 3, 2004, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, both shares issued publicly as well as to the MHC, equaled $50,000,000 at the midpoint, equal to 5,000,000 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15% offering range indicates a minimum value of $42.5 million and a maximum value of $57.5 million. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 4,250,000 at the minimum and 5,750,000 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a supermaximum value of $66.1 million without a resolicitation. Based on the $10.00 per share offering price, the supermaximum value would result in total shares outstanding of 6,612,500. The Board of Directors has established a public offering range such that the public ownership of the Company will constitute a 45.0% ownership interest. Accordingly, the offering to the public of the minority stock will equal $19.1 million at the minimum, $22.5 million at the midpoint, $25.9 million at the maximum and $29.8 million at the supermaximum of the valuation range.

Board of Directors
December 3, 2004

Limiting Factors and Considerations

     Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the pro forma market value thereof.

     RP Financial’s valuation was determined based on the financial condition and operations of FedFirst Corporation as of September 30, 2004, the date of the financial data included in the regulatory applications and prospectus.

     RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits the company, its principals or employees from purchasing stock of its client institutions.

     The valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the Company’s financial performance and condition, management policies, and current conditions in the equity markets for thrift stocks. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update.

Respectfully submitted, RP FINANCIAL, LC.

/s/ Ronald S. Riggins Ronald S. Riggins President and Managing Director

/s/ Gregory E. Dunn Gregory E. Dunn Senior Vice President

RP Financial, LC.

TABLE OF CONTENTS
FEDFIRST FINANCIAL CORPORATION
Monessen, Pennsylvania

PAGE
DESCRIPTION	NUMBER
CHAPTER ONE OVERVIEW AND FINANCIAL ANALYSIS
Introduction	1.1
Plan of Stock Issuance	1.1
Strategic Overview	1.2
Balance Sheet Trends	1.4
Income and Expense Trends	1.9
Interest Rate Risk Management	1.13
Lending Activities and Strategy	1.14
Asset Quality	1.16
Funding Composition and Strategy	1.17
Subsidiaries and Other Activities	1.18
Legal Proceedings	1.18
CHAPTER TWO MARKET AREA
Introduction	2.1
Market Area Demographics	2.1
National Economic Factors	2.4
Local Economy	2.9
Market Area Deposit Characteristics	2.10
Competition	2.12
CHAPTER THREE PEER GROUP ANALYSIS
Peer Group Selection	3.1
Basis of Comparison	3.2
FedFirst Corporation’s Peer Group	3.3
Financial Condition	3.6
Income and Expense Components	3.9
Loan Composition	3.13
Interest Rate Risk	3.15
Credit Risk	3.15
Summary	3.18

RP Financial, LC.

TABLE OF CONTENTS
FEDFIRST FINANCIAL CORPORATION
Monessen, Pennsylvania
(continued)

PAGE
DESCRIPTION	NUMBER
CHAPTER FOUR VALUATION ANALYSIS
Introduction	4.1
Appraisal Guidelines	4.1
RP Financial Approach to the Valuation	4.2
Valuation Analysis	4.3
1. Financial Condition	4.3
2. Profitability, Growth and Viability of Earnings	4.5
3. Asset Growth	4.7
4. Primary Market Area	4.7
5. Dividends	4.8
6. Liquidity of the Shares	4.9
7. Marketing of the Issue	4.10
A. The Public Market	4.10
B. The New Issue Market	4.14
C. The Acquisition Market	4.15
8. Management	4.17
9. Effect of Government Regulation and Regulatory Reform	4.17
Summary of Adjustments	4.18
Basis of Valuation – Fully-Converted Pricing Ratios	4.18
Valuation Approaches: Fully-Converted Basis	4.21
1. Price-to-Earnings (“P/E”)	4.22
2. Price-to-Book (“P/B”)	4.23
3. Price-to-Assets (“P/A”)	4.26
Comparison to Recent Offerings	4.27
Valuation Conclusion	4.27

RP Financial, LC.

LIST OF TABLES
FEDFIRST FINANCIAL CORPORATION
Monessen, Pennsylvania

TABLE
NUMBER	DESCRIPTION	PAGE
1.1	Historical Balance Sheets	1.5
1.2	Historical Income Statements	1.10
2.1	Summary Demographic Data	2.3
2.2	Market Area Unemployment Trends	2.10
2.3	Deposit Summary	2.11
2.4	Market Area Deposit Competitors	2.13
3.1	Peer Group of Publicly-Traded Thrifts	3.5
3.2	Balance Sheet Composition and Growth Rates	3.7
3.3	Income as a Percent of Average Assets and Yields, Costs, Spreads	3.10
3.4	Loan Portfolio Composition Comparative Analysis	3.14
3.5	Interest Rate Risk Measures and Net Interest Income Volatility	3.16
3.6	Credit Risk Measures and Related Information	3.17
4.1	Market Area Unemployment Rates	4.8
4.2	Recent Conversion Pricing Characteristics	4.16
4.3	Calculation of Implied Per Share Data	4.20
4.4	MHC Institutions – Implied Pricing Ratios, Full Conversion Basis	4.25
4.5	Pricing Table: MHC Public Market Pricing	4.26

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I. OVERVIEW AND FINANCIAL ANALYSIS

Introduction

     FedFirst Corporation serves southwestern Pennsylvania through the main office and six branch offices. The Company’s branch network covers a three-county market area of Fayette County, Washington County and Westmoreland County. A map of the Company’s branch offices is provided in Exhibit I-1. The Company’s wholly-owned subsidiary, First Federal, is a member of the Federal Home Loan Bank (“FHLB”) system, and its deposits are insured up to the regulatory maximums by the Savings Association Insurance Fund (“SAIF”) of the Federal Deposit Insurance Corporation (“FDIC”). At September 30, 2004, FedFirst Corporation had $313.2 million in assets, $138.3 million in deposits and consolidated equity of $21.4 million, equal to 6.8% of total assets. The Company maintained tangible capital of $20.3 million at September 30, 2004, equal to 6.5% of assets. FedFirst Corporation’s audited financial statements are included by reference as Exhibit I-2.

Plan of Stock Issuance

     On November 22, 2004, the Board of Directors of FedFirst Corporations adopted a plan of stock issuance (the “plan”). Pursuant to the plan, FedFirst Corporation will issue a majority of its common stock to the MHC and sell a minority of its common stock to the public. Concurrent with the completion of the public stock offering, the Company will retain up to 50.0% of the net stock proceeds.

     The MHC will own a controlling interest in the Company of at least 51%, and the Company will be the sole subsidiary of the MHC. The Company will own 100% of the Bank’s outstanding stock. The Company’s initial activity will be ownership of its subsidiary, First Federal, investment of the net cash proceeds retained at the holding company level (initially in short-term investment securities) and extending a loan to the employee stock ownership plan (“ESOP”). Subsequent activities of the Company may include payment of regular or special dividends, acquisitions of other financial institutions, acquisitions of other financial service providers and/or stock repurchases.

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Strategic Overview

     FedFirst Corporation maintains a local community banking emphasis, with a primary strategic objective of meeting the borrowing and savings needs of its local customer base. Historically, FedFirst Corporation’s operating strategy has been fairly reflective of a traditional thrift operating strategy, in which 1-4 family residential mortgage loans and retail deposits have constituted the principal components of the Company’s assets and liabilities, respectively. Beyond 1-4 family permanent mortgage loans, the Company’s loan portfolio includes diversification into commercial real estate, multi-family, consumer and construction loans. Commercial business loans constitute a very minor portion of the Company’s loan portfolio composition.

     In recent years, the Company pursued a more aggressive growth strategy to address the limitations of the local market area with respect to supporting loan and deposit growth. The Company’s market area is in the heart of the Rust Belt, where many of the local communities have experienced significant population losses and deteriorating economies following the closing of the area’s steel mills. In 2002 and 2003, the Company pursued expansion of the balance sheet through utilizing long term FHLB advances to purchase loans and investments. Most notably, the Company purchased $75.2 million of newly originated residential and multi-family loans real estate loans secured by properties throughout the country. The Company paid a premium for the loans and investments that were purchased.

     Over the past several years, the Company has operated with a relatively low net interest margin. The low net interest margin was the result of both a relatively low yield earned on interest-earning assets and a relatively high cost of interest-bearing funds, reflecting an interest-earning asset composition with a high concentration of lower yielding investments and an interest-bearing funding composition with high concentrations of higher costing borrowings and time deposits. In recent periods, the Company’s net interest margin has come under further pressure, as the result of accelerated repayments experienced in the loan and investment portfolios triggered by the declining interest rate environment. In addition to the loss of interest income resulting from the accelerated paydown of higher yielding loans and investments, loan and investment yields were depressed by accelerated write-offs of premiums paid on the loans and investments that were purchased in recent years.

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Page 1.3

     In the fourth quarter of 2004, the Company implemented a restructuring of the balance sheet for purposes of increasing net interest income through enhancement of the yield-cost spread. Specifically, the Company sold $35.7 million of investment securities with an average yield of 3.71% to fund prepayment of FHLB advances totaling $33.5 million with an average cost of 5.43%. A net loss of $558,000 was recorded on the investment securities sold and the prepayment penalty on the FHLB advances totaled $1.9 million. On a tax effected basis, the restructuring resulted in an approximate $1.5 million decline in equity and is expected to increase annual net income by approximately $300,000.

     The Company’s business plan following the public stock offering is expected to emphasize loan growth funded by retail deposits. Loan growth is expected to be generated through direct originations, third party loan brokers, loan participations and loan purchases. In addition, the Company will emphasize increasing the diversification of its loan portfolio composition into commercial loans, which will be facilitated by the hiring of commercial development officers. Deposit growth is expected to be pursued through expansion into more economically attractive markets that are experiencing population growth.

     The Company’s Board of Directors has elected to complete a public stock offering to improve the competitive position of FedFirst Corporation. The capital realized from the minority stock offering will increase the operating flexibility and overall financial strength of FedFirst Corporation. The additional capital realized from stock proceeds will increase liquidity and leverage capacity to support funding of future loan growth and other interest-earning assets. FedFirst Corporation’s higher capital position resulting from the infusion of stock proceeds will also serve to reduce interest rate risk, through enhancing the Company’s interest-earning-assets-to-interest-bearing-liabilities (“IEA/IBL”) ratio. The additional funds realized from the stock offering will provide an alternative funding source to deposits and borrowings in meeting the Company’s future funding needs, which may facilitate a reduction in FedFirst Corporation’s funding costs. Additionally, FedFirst Corporation’s higher equity-to-assets ratio will also better position the Company to take advantage of expansion opportunities as they arise. Such expansion would most likely occur through the establishment or acquisition of additional banking offices or customer facilities that would provide for further penetration in the markets currently served by the Company or nearby surrounding markets. The Company will also be

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Page 1.4

positioned better to pursue growth through acquisition of other financial service providers following the stock offering, given its strengthened capital position. At this time, the Company has no specific plans for expansion other than through establishing additional branches. The projected use of proceeds are highlighted below.

0	FedFirst Corporation. The Company is expected to retain up to 50% of the net offering proceeds. At present, funds at the Company level, net of the loan to the ESOP, are expected to be primarily invested initially into short-term investment grade securities. Over time, the funds may be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into the Bank, repurchases of common stock, and the payment of regular and/or special cash dividends.

0	First Federal. At least 50% of the net conversion proceeds will be infused into the Bank. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank are anticipated to become part of general operating funds, and are expected to be primarily utilized to fund growth of loans and investments.

     Overall, it is the Company’s objective to pursue growth that will serve to increase returns, while, at the same time, growth will not be pursued that could potentially compromise the overall risk associated with FedFirst Corporation’s operations. The Company has acknowledged that it intends to operate with excess capital in the near term, operating with a below market return on equity (“ROE”), until such time as the new capital can be leveraged in a safe and sound manner over an extended period of time.

Balance Sheet Trends

     Table 1.1 shows the Company’s historical balance sheet data for the past five and three-quarter fiscal years. From December 31, 1999 September 30, 2004, FedFirst Corporation’s assets increased at 2.7% annual rate. Asset growth was mostly realized through loan growth, particularly during 2003 as the result of the loans that were purchased. Asset growth has been funded with borrowings and retained earnings, which funded a decline in deposits as well. A summary of FedFirst Corporation’s key operating ratios for the past three and three-quarter fiscal years is presented in Exhibit I-3.

     FedFirst Corporation’s loans receivable portfolio increased at an 11.8% annual rate from year end 1999 through September 30, 2004, with the substantial portion of the growth realized

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Table 1.1
FedFirst Financial Corporation
Historical Balance Sheets
(Amount and Percent of Assets)(1)

[Table Appears Here]

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Page 1.6

during 2003. In 2003, the Company purchased $38.4 million of newly originated single-family mortgage loans and $36.8 million of newly originated multi-family real estate loans. Overall, the loans receivable balance increased from $107.4 million at year end 2002 to $165.4 million at year end 2003 and then declined to $156.5 million at September 30, 2004. The stronger loan growth rate compared to the asset growth rate served to increase the loans-to-assets ratio from 33.4% at year end 1999 to 50.0% at September 30, 2004.

     FedFirst Corporation’s historical emphasis on 1-4 family lending is reflected in its loan portfolio composition, as 70.0% of total loans receivable consisted of 1-4 family permanent mortgage loans at September 30, 2004. Trends in the Company’s loan portfolio composition over the past five and three-quarter fiscal years show that the concentration of 1-4 family permanent mortgage loans comprising total loans declined from a high of 79.8% at year end 2000 to a low of 69.4% at year end 2003. As the result of the multi-family loans purchased during 2003, commercial real estate/multi-family loans constitute the most significant area of lending diversification for the Company. Commercial real estate/multi-family loans comprised 18.1% of loans receivable at September 30, 2004, slightly below the peak ratio of 20.5% at year end 2003. Comparatively, the highest level of commercial real estate/multi-family loans maintained between year end 1999 and year end 2002 was 4.3% of total loans at year end 1999. Consumer loans represent the second largest area of lending diversification for the Company, equaling 6.3% of the total loan portfolio at September 30, 2004 compared to a peak ratio of 15.8% at year end 2001. The only other area of noteworthy lending diversification for the Company has been construction loans, which ranged from a low of 1.5% of total loans at year end 2001 to a high of 6.3% of total loans at year end 2002 and equaled 5.0% of total loans at September 30, 2004. To date, commercial business lending has been a nominal area of lending diversification for the Company.

     The intent of the Company’s investment policy is to provide adequate liquidity and to generate a favorable return within the context of supporting FedFirst Corporation’s overall credit and interest rate risk objectives. It is anticipated that proceeds retained at the holding company level will primarily be invested into investments with short-term maturities. Over the past five and three-quarter fiscal years, the Company’s level of cash and investment securities (inclusive of FHLB stock) ranged from a high of 62.4% of assets at year end 1999 to a low of 45.3% of

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Page 1.7

assets at September 30, 2004. All investments held by the Company are classified as available for sale. Mortgage-backed and mortgage-related securities comprise the most significant component of the Company’s investment portfolio, with the portfolio consisting substantially of securities guaranteed or insured by a federal agency or government sponsored enterprises (“GSEs”). As of September 30, 2004, the portfolio consisted of $32.2 million of pass through certificates and $58.8 million of REMICs. Mortgage-backed and mortgage-related securities are generally purchased as a means to deploy excess liquidity at more favorable yields than other investment alternatives that are consistent with FedFirst Corporation’s investment philosophy. As of September 30, 2004, the net unrealized gain on the mortgage-backed securities portfolio equaled $281,000 and the net unrealized loss on the REMICs equaled $296,000.

     Beyond the Company’s investment in mortgage-backed and mortgage-related securities, investment securities held by the Company at September 30, 2004 consisted of U.S. Government and agency securities ($34.1 million), corporate bonds ($2.5 million), other debt securities ($190,000), equity securities ($50,000) and FHLB stock ($8.5 million). To facilitate management of interest rate risk, most of the investment portfolio matures or reprices within five years and the entire portfolio is maintained as available for sale. As of September 30, 2004, the net unrealized loss on the Company’s investment portfolio, excluding mortgage-backed securities and REMICs, equaled $263,000. The Company also maintained cash and cash equivalents of $5.7 million as of September 30, 2004, which equaled 1.8% of assets. Exhibit I-4 provides historical detail of the Company’s investment portfolio.

     The Company also maintains an investment in bank-owned life insurance (“BOLI”) policies, which cover the lives of the Company’s senior officers and directors. The purpose of the investment is to provide funding for employee and director benefit plans. The life insurance policies earn tax-exempt income through cash value accumulation and death proceeds. As of September 30, 2004, the cash surrender value of the Company’s BOLI equaled $6.5 million.

     The Company maintained $1.1 million of goodwill on its balance sheet at September 30, 2004, which was created by the acquisition of an 80% interest in a full service insurance agency.

     Over the past five and three-quarter fiscal years, FedFirst Corporation’s funding needs have been substantially met through retail deposits, borrowings, internal cash flows and retained

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Page 1.8

earnings. From year end 1999 through September 30, 2004, the Company’s deposits declined at an annual rate of 1.9%. The only year in which the Company realized an increase in deposits was 2001. Accordingly, the Company’s ratio of deposits-to-assets declined from 54.9% at year end 1999 to 44.2% at September 30, 2004. The decline in deposits was the result of time deposit run-off, which was partially negated by growth of transaction and savings accounts. Transaction and savings accounts equaled 43.5% of the Company’s total deposits at September 30, 2004, versus a comparable ratio of 34.3% at year end 2001. Money market and savings accounts have been the largest source of deposit growth for the Company since year end 2001 and at September 30, 2004 money market and savings accounts comprised the largest component of the Company’s transaction and savings account deposits. As of September 30, 2004, money market and savings account deposits totaled $42.5 million, equal to 70.6% of the Company’s total transaction and savings account deposits.

     Borrowings serve as an alternative funding source for the Company to address funding needs for growth and to support control of deposit costs. Borrowings have been the primary funding source to fund the Company’s asset growth in recent years and, as a result of the borrowings added, borrowings constituted a larger funding source for the Company than deposits. The Company’s borrowings-to-assets ratio increased from 38.6% at year end 1999 to 47.9% at September 30, 2004. The Company’s use of borrowings has generally been limited to FHLB advances. The Company held $150.0 million of FHLB advances at September 30, 2004, which have laddered terms of up to ten years.

     Since year end 1999, retention of earnings and the adjustment for accumulated other comprehensive income translated into an annual capital growth rate of 6.0% for the Company. Capital growth outpaced the Company’s asset growth rate, as FedFirst Corporation’s equity-to-assets ratio increased from 5.9% at year end 1999 to 6.8% at September 30, 2004. The Company’s tangible equity-to-assets ratio equaled 6.5% at September 30, 2004. The addition of stock proceeds will serve to strengthen the Company’s capital position and competitive posture within its primary market area, as well as possibly support expansion into other nearby markets if favorable growth opportunities are presented.

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Income and Expense Trends

     Table 1.2 shows the Company’s historical income statements for the past five years and for the twelve months ended September 30, 2004. The Company reported positive earnings over the past five and three-quarter fiscal years, ranging from a low of 0.11% of average assets during 2003 to a high of 0.47% of average assets during 1999. For the twelve months ended September 30, 2004, the Company’s reported net income of $467,000 or 0.14% of average assets. In general, the Company has had relatively lower earnings over the past five and three-quarter years, which has been largely attributable to low net interest income levels. Net interest income and operating expenses represent the primary components of FedFirst Corporation’s core earnings. Non-interest operating income is a less a significant contributor to the Company’s core earnings, but has been a source of earnings growth. The amount of loan loss provisions established over the past five and three-quarter fiscal years has varied, but in general loss provisions have not been a significant factor in the Company’s earnings. Gains and losses on investment securities and the sale of real estate owned have been inconsistent factors in the Company’s earnings over the past five and three-quarter years.

     FedFirst Corporation maintained a relatively low net interest margin throughout the period shown in Table 1.2, reflecting narrow yield-cost spreads and low IEA/IBL ratios. Over the past five and three-quarter years, the Company’s net interest income to average assets ratio ranged from a high of 2.21% during 1999 to a low of 1.30% during 2003. For the twelve months ended September 30, 2004, the Company’s net interest income to average assets ratio equaled 1.40%. The general decline in the net interest income ratio has resulted from a more significant decline in the interest income ratio compared to the interest expense ratio. The less significant decline in the interest expense ratio was in part attributable to asset growth being funded by higher costing long term borrowings. In 2003 and for the twelve months ended September 30, 2004, the net interest income ratio was further depressed by accelerated write-offs of premiums paid on the loans and investments that were purchased. Overall, the Company’s interest income ratio declined from 6.55% of average assets during 1999 to 4.26% of average assets during the twelve months ended September 30, 2004, a decline of 229 basis points. Comparatively, over the same time period, the Company’s interest expense ratio declined from 4.33% of average assets to 2.87% of average assets, a decline of 146 basis points. The fourth quarter restructuring

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Table 1.2
FedFirst Financial Corporation
Historical Income Statements
(Amount and Percent of Avg. Assets)(1)

[Table Appears Here]

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Page 1.11

of the balance sheet, in which higher cost borrowings were prepaid with proceeds from the sale of lower yielding investments, is expected to improve net interest income in future periods. The Company’s historical net interest rate spreads and yields and costs are set forth in Exhibits I-3 and I-5.

     Non-interest operating income has become a larger earnings contributor for the Company in recent years, with most of the increase non-interest operating realized from the acquisition of an 80% interest in a full service insurance agency in 2002. Insurance commissions constitute the largest component of non-interest operating income, with such income accounting for slightly more than two-thirds of the Company’s non-interest operating income for the twelve months ended September 30, 2004. Other sources of non-interest operating income for the Company consist primarily of fees and service charges and income earned on the BOLI. Over the past five and three-quarter years, non-interest operating income ranged from a low of 0.15% of average assets during 1999 to a high of 0.81% of average assets during 2003. For the twelve months ended September 30, 2004, non-interest operating income declined to 0.69% of average assets. The decline in non-interest operating income was mostly due to lower insurance commissions, as the result of a significant customer of the insurance agency not renewing its existing workers’ compensation coverage.

     Operating expenses represent the other major component of the Company’s earnings, ranging from a low of 1.76% of average assets during 2000 to a high of 2.19% of average assets during 2002. For the twelve months ended September 30, 2004, operating expenses declined to 1.92% of average assets. The comparatively higher operating expense ratios recorded for the past two years and for the twelve months ended September 30, 2004 reflect the increase in operating expenses resulting from the acquisition of the insurance agency in 2002. The lower amount of operating expenses recorded for the twelve months ended September 30, 2004 was mostly realized through a reduction in compensation and employee benefits due primarily to changes in benefits for employees and directors. Upward pressure will be placed on the Company’s operating expense ratio following the stock offering, due to expenses associated with operating as a publicly-traded company, including expenses related to the stock benefit plans. Additionally, asset shrinkage resulting from the balance sheet restructuring in the fourth quarter will also result in an increase in the Company’s ratio of operating expenses to average assets. At

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the same time, the increase in capital realized from the stock offering will increase the Company’s capacity to leverage operating expenses through pursuing a more aggressive growth strategy.

     Overall, the general trends in the Company’s net interest margin and operating expense ratio since fiscal 1999 reflect a decline in core earnings, as indicated by the Company’s expense coverage ratio (net interest income divided by operating expenses). FedFirst Corporation’s expense coverage ratio equaled 1.22 times in 1999, versus a comparable ratio of 0.73 times for the twelve months ended September 30, 2004. The decline in the expense coverage ratio was the result of both a decline in the net interest income ratio and an increase in the operating expense ratio. Similarly, FedFirst Corporation’s efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of net interest income and other operating income) of 76.7% in 1999 was more favorable than the 91.9% efficiency ratio maintained for the twelve months ended September 30, 2004.

     Over the past five and three-quarter fiscal years, maintenance of generally favorable credit quality measures has served to limit the amount of loss provisions established during the period. Loan loss provisions established by the Company ranged from a low of 0.01% of average assets during 1999 to a high of 0.08% of average assets during 2003. The higher loss provisions established during 2003 was mostly related to growth of the loan portfolio, in which growth was primarily realized through purchases of loans secured by out-of-state properties including higher risk multi-family loans. As of September 30, 2004, the Company maintained valuation allowances of $725,000, equal to 0.46% of net loans receivable and 221.7% of non-accruing loans and accruing loans that are past due 90 days or more. Exhibit I-6 sets forth the Company’s loan loss allowance activity during the past five and three-quarter fiscal years.

     Gains and losses realized from the investment portfolio generally have not been a significant factor in the Company’s earnings, ranging from a loss of 0.08% of average assets in 2000 to gains of 0.22% of average assets during 2003. The loss in 2000 was the result of an impairment charge recorded on a corporate bond. In 2003, the $225,000 impairment charge was recognized as a gain, as the corporate bond that had been deemed impaired matured at par. Gains realized from the sale of real estate owned were a nominal factor in the Company’s

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earnings over the past five and three-quarter years. Gains and losses realized from the sale of investment securities and real estate owned are not considered to be part of the Company’s core earnings, given the volatile and non-recurring nature of such income.

     The Company recorded a tax benefit during the past two years and for the twelve months ended September 30, 2004, as the result of an annual affordable housing income tax credit exceeding the Company’s income tax expense for those periods. As set forth in the prospectus, the Company’s effective statutory tax rate equals 39.0%.

Interest Rate Risk Management

     The Company’s balance sheet is liability-sensitive in the short-term (less than one year) and, thus, the net interest margin will typically be adversely affected during periods of rising and higher interest rates. As of September 30, 2004, the Net Portfolio Value (“NPV”) analysis provided by the OTS indicated that a 200 basis point instantaneous and sustained increase in interest rates would result in a 35% decline in the Company’s NPV (see Exhibit I-7).

     The Company implements certain strategies to manage interest rate risk, particularly with respect to seeking to limit the repricing mismatch between interest rate sensitive assets and liabilities. The Company manages interest rate risk from the asset side of the balance sheet through investing in adjustable rate mortgage-backed securities and REMICs, investing in U.S. Government and agency securities with maturities of less than five years and diversifying into other types of lending beyond 1-4 family permanent mortgage loans which consists primarily of short-term and adjustable rate loans. As of December 31, 2003, of the Company’s total loans due after December 31, 2004, ARM loans comprised 25.1% of those loans (see Exhibit I-8). On the liability side of the balance sheet, management of interest rate risk has been pursued through utilizing fixed rate FHLB advances with laddered maturities out to ten years, offering attractive rates on certain longer term time deposits in low and declining interest rate environments and emphasizing growth of lower cost and less interest rate sensitive transaction and savings accounts.

     The infusion of stock proceeds will serve to further limit the Company’s interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets and the

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increase in the Company’s capital will lessen the proportion of interest rate sensitive liabilities funding assets.

Lending Activities and Strategy

     FedFirst Corporation’s lending activities have traditionally emphasized 1-4 family permanent mortgage loans and such loans continue to comprise the largest component of the Company’s loan portfolio. Beyond 1-4 family loans, lending diversification by the Company has emphasized commercial real estate/multi-family loans, construction loans and consumer loans. To a lesser extent, the Company’s lending activities include commercial business loans. Going forward, the Company’s lending strategy is to pursue further diversification of the loan portfolio. However, the origination and purchase of 1-4 family permanent mortgage loans is expected to remain as the Company’s most prominent lending activity. Exhibit I-9 provides historical detail of FedFirst Corporation’s loan portfolio composition over the past five and three-quarter fiscal years and Exhibit I-10 provides the contractual maturity of the Company’s loan portfolio by loan type as of December 31, 2003.

     FedFirst Corporation originates both fixed rate and adjustable rate 1-4 family permanent mortgage loans. The Company’s current practice is retain all originations for its own portfolio. In the current interest rate environment, most of the Company’s 1-4 family lending volume consists of fixed rate loans. ARM loans offered by the Company include loans with initial repricing terms of one, three, five or seven years and are indexed to one-year U.S. Treasury Constant Maturity, with a higher initial rate applied to loans with longer repricing terms. After the initial repricing period, five and seven year ARM loans convert to a one-year ARM loan for the balance of the mortgage term. The Company also offers a convertible one year ARM loan, which allows the borrower to convert to a fixed rate mortgage during the first five years of the loans. The Company typically requires a loan-to-value (“LTV”) ratio of 80.0% or less for 1-4 family loans, but will lend up to a 97.0% LTV ratio with private mortgage insurance (“PMI”). The substantial portion of the Company’s 1-4 family permanent mortgage loans are underwritten to secondary market standards specified by Fannie Mae.

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     In light of the limited lending opportunities in some of the communities served by the Company, loan originations have been supplemented with loan purchases. Most recently, the Company purchased $38.4 million of 1-4 family loans secured by properties located throughout the country. The loans are underwritten to the same standard as the loans originated directly by the Company. As of September 30, 2004, the Company’s portfolio of residential mortgage loans totaled $111.4 million or 70.0% of total loans outstanding.

     Construction loans originated by the Company consist mostly of loans to finance the construction of 1-4 family residences and, to a lesser extent, financing for the construction of multi-family and commercial properties. Construction loans extended for 1-4 family properties are typically for the construction of pre-sold homes. Construction/permanent loans are offered on comparable terms as 1-4 family permanent mortgage loan rates and require payment of interest only during the construction period. Commercial real estate and multi-family construction loans are generally originated as construction/permanent loans and are subject to the same underwriting criteria as required for permanent mortgage loans, as well as submission of completed plans, specifications and cost estimates related to the proposed construction. Loans for the construction of commercial real estate and multi-family loans are extended up to a LTV ratio of 75.0% based on the lesser of the appraised value of the property or cost of construction. As of September 30, 2004, FedFirst Corporation’s outstanding balance of construction loans totaled $8.0 million or 5.0% of total loans outstanding.

     The balance of the mortgage loan portfolio consists of commercial real estate loans and multi-family loans, with the largest portion of the portfolio consisting of multi-family family loans that were purchased in 2003. The Company purchased $36.8 million of multi-family loans in 2003, consisting of 59 loans secured by properties located in 17 states throughout the country. All of the purchased loans have a fixed interest rate for an initial period of three through ten years, after which the loans reprice annually. FedFirst Corporation originates commercial real estate and multi-family loans up to a maximum LTV ratio of 75.0% and requires a minimum debt-coverage ratio of 1.2 times. Loan terms typically provide for up to 20-year amortizations, with a shorter balloon or repricing term. At September 30, 2004, the Company’s largest commercial real estate or multi-family loan was $1.9 million, which was a purchased loan secured by a multi-family property in Las Vegas, Nevada. This loan was performing in

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accordance with its original terms at September 30, 2004. Growth of commercial real estate and multi-family loans is expected to continue to be an area of lending emphasis for the Company, in which most of the growth will be realized through loan purchases or loan participations. As of September 30, 2004, the Company’s commercial real estate and multi-family loan portfolio totaled $27.2 million or 18.1% of the total loan portfolio.

     The Company’s diversification into non-mortgage loans consists primarily of consumer loans and, to a very limited degree, commercial business loans. Home equity loans constitute the largest portion of the consumer loan portfolio. The Company offers fixed-term home equity installment loans, as well as variable rate home equity lines of credit (“HELOCs”) in its primary market area. Home equity loans are offered up to a LTV ratio of 125.0% inclusive of other liens on the property, with a higher rate being applied to loans with LTV ratios that exceed 80.0%. As of September 30, 2004, the home equity loan portfolio totaled $6.6 million or 65.9% of the consumer loan portfolio. Other types of consumer loans offered by the Company consist substantially of education loans, which are guaranteed by the Pennsylvania Higher Education Assistance Agency, and various other types of secured loans. As of September 30, 2004, the consumer loan portfolio totaled $10.0 million or 6.3% of total loans outstanding.

     Commercial business lending has been a limited area of lending diversification for the Company. The Company offers commercial business loans and lines of credit to small and medium sized companies in its market area. The commercial business loan portfolio consists primarily of secured loans, while the portfolio also includes a minor amount of unsecured loans for purposes of financing expansion or providing working capital for general business purposes. As of September 30, 2004, FedFirst Corporation’s outstanding balance of commercial business loans equaled $903,000 or 0.6% of total loans outstanding.

Asset Quality

     The Company’s 1-4 family lending emphasis has generally supported favorable credit quality measures. Over the past five and three-quarter fiscal years, FedFirst Corporation’s balance of non-performing assets ranged from a high of 0.40% of assets at year end 1999 to a low of 0.10% of assets at September 30, 2004. As shown in Exhibit I-11, the Company’s

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balance of non-performing assets at September 30, 2004 consisted of $282,000 of non-accruing loans and $45,000 of accruing loans past due 90 days or more.

     To track the Company’s asset quality and the adequacy of valuation allowances, FedFirst Corporation has established detailed asset classification policies and procedures which are consistent with regulatory guidelines. Detailed asset classifications are reviewed quarterly by senior management and the Board of Directors. Pursuant to these procedures, when needed, the Company establishes additional valuation allowances to cover anticipated losses in classified or non-classified assets. As of September 30, 2004, the Company maintained valuation allowances of $725,000, equal to 0.46% of net loans receivable and 221.7% of non-performing loans.

Funding Composition and Strategy

     The Company’s interest-bearing funding composition at September 30, 2004 reflected a higher concentration of borrowings than deposits, which has been the result of a shrinking deposit base and a corresponding increase in borrowings to fund deposit run-off and asset growth. At September 30, 2004 deposits equaled 48.0% of FedFirst Corporation’s interest-bearing funding composition. Exhibit I-12 sets forth the Company’s deposit composition for the past three and three-quarter years and Exhibit I-13 provides the interest rate and maturity composition of the CD portfolio at September 30, 2004. CDs represent the largest component of the Company’s deposit composition, with the current CD composition reflecting an even balance between short- and long-term CDs. As of September 30, 2004, the CD portfolio totaled $78.1 million or 56.5% of total deposits and 50.4% of the CDs were scheduled to mature in one year or less. As of September 30, 2004, jumbo CDs (CD accounts with balances of $100,000 or more) amounted to $8.7 million or 11.2% of total CDs. The Company does not maintain any brokered CDs.

     Lower cost savings and transaction accounts comprise the balance of the Company’s deposit composition, with such deposits amounting to $60.3 million or 43.5% of total deposits at September 30, 2004. Comparatively, at year end 2001, the ratio of transaction and savings accounts comprising total deposits equaled 34.3%. The increase in the concentration of transaction and savings accounts comprising total deposits resulted from growth of transaction

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and savings accounts as well as a decline in time deposits. Growth of transaction and savings accounts since year end 2001 has been primarily realized in money market and savings accounts

     Borrowings serve as an alternative funding source for the Company to facilitate management of funding costs and interest rate risk. Borrowings held by the Company consist of FHLB advances with laddered terms of up to ten years. As of September 30, 2004, the Company maintained $150.0 million of FHLB advances. Exhibit I-14 provides further detail of FedFirst Corporation’s borrowing activities during the past three and three-quarter fiscal years. In the fourth quarter of 2004, the Company prepaid $33.5 million of FHLB advances funded by the sale of lower yielding investment securities for purposes of improving net interest income in future periods. To the extent borrowings are added by the Company in future periods, FHLB advances would likely continue to be the primary source of borrowings utilized.

Subsidiaries and Other Activities

     FedFirst Corporation’s only subsidiary is First Federal. First Federal’s only subsidiary is FedFirst Exchange Corporation. FedFirst Exchange Corporation owns an 80% interest in Exchange Underwriters, Inc., which was acquired in 2002. Exchange Underwrites is a full service, independent insurance agency that offers property and casualty, life, health, commercial general liability, surety and other insurance products. Exchange Underwrites has agents and brokers licensed in more than 35 states. First Federal also offers brokerage services through Blue Vase, which is part of the Bank’s operations.

Legal Proceedings

     FedFirst Corporation is involved in routine legal proceedings occurring in the ordinary course of business which, in the aggregate, are believed by management to be immaterial to the financial condition of the Company.

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II. MARKET AREA

Introduction

     Headquartered in Monessen, Pennsylvania, FedFirst Corporation serves southwestern Pennsylvania through the main office and six branch offices. The Company’s branch network covers a three-county market area of Fayette County, Washington County and Westmoreland County. The main office and two branch offices are maintained in Westmoreland County, which is the adjacent county east of Pittsburgh. Two branches each are maintained in the counties of Washington, which is the adjacent county south of Pittsburgh, and Fayette, which is south of Washington County. Exhibit II-1 provides information on the Company’s office facilities.

     The primary market area served by the Company is in the mid-Monongahela Valley area of southwestern Pennsylvania, which is largely suburban and rural in nature. The Company’s competitive environment includes a large number of thrifts, commercial banks and other financial service providers, some of which have a regional or national presence. Due to its small size, the Company has more limited resources and a smaller market presence than many of its competitors. The mid-Monongahela Valley area is located in the heart of the Rust Belt, where local economies continue to struggle from the loss of manufacturing jobs caused by the decline of the U.S. steel industry.

     Future business and growth opportunities will be partially influenced by economic and demographic characteristics of the markets served by the Company, particularly the future growth and stability of the regional economy, demographic growth trends, and the nature and intensity of the competitive environment for financial institutions. These factors have been examined to help determine the growth potential that exists for the Company and the relative economic health of the Company’s market area.

Market Area Demographics

     Key demographic and economic indicators in the Company’s market include population, number of households and household/per capita income levels. Demographic data for the three primary market area counties, as well as comparative data for Pennsylvania and the U.S., is

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provided in Table 2.1. Westmoreland County has the largest population among the three primary market counties, followed by Washington County. All three of the primary market area counties recorded slower population growth than the state of Pennsylvania from 2000 through 2004 and Pennsylvania’s population growth rate was well below the comparable U.S. growth rate. For the four year period, Fayette County experienced a nominal decline in population, while Washington and Westmoreland counties had annual population growth rates of 0.2% versus a Pennsylvania growth rate of 0.3% and a U.S. growth rate of 1.2%. Population growth trends for the primary market area counties, as well as for the U.S. and Pennsylvania, are projected to be sustained at the same rate over the next five years. Notably, the populations of all three of the primary market area counties have declined significantly from peak levels achieved decades ago when the steel industry was thriving. The loss of jobs in the primary market area is reflected by an aging population base, as the result of the flight of younger and middle-aged residents to more attractive economic areas. Individuals 65 years or older comprised 17.9% of Fayette County’s and Washington County’s 2004 respective populations and 18.4% of Westmoreland County’s 2004 population, versus comparable measures of 12.5% of the nation’s population and 15.5% of Pennsylvania’s population.

     Growth in households generally mirrored the population growth rates during the four-year period, although Washington County’s annual household growth rate of 0.7% matched the Pennsylvania growth rate. While Westmoreland County’s 0.3% annual household growth rate was the lowest among the primary market area counties for the 2000 to 2004 period, it was the only county that was projected to experience an increase in household growth over the next five years. Household growth is also projected to decline slightly in the state of Pennsylvania over the next five years, while U.S. household growth is projected to be maintained at a 1.4% annual rate.

     Median household and per capita income were lower in Fayette County compared to Washington County and Westmoreland County, while the income measures for all three counties were below the comparable measures for the U.S. and Pennsylvania. The lower income measures indicated for Fayette County can be attributed to the more rural nature of that market area, as Fayette County is a more distant market to the Pittsburgh metropolitan area.

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Table 2.1
FedFirst Corporation
Summary Demographic Information

[Table Appears Here]

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Comparatively, the higher household and per capita income measures indicated for Washington County and Westmoreland County reflect the greater influence of economic activity in the Pittsburgh metropolitan area on those markets. Median household income for all three of the primary market area counties is projected to increase at slightly faster rates compared to the projected median household income growth rates for the U.S. and Pennsylvania. The less affluent nature of Fayette County is further implied by household income distribution measures, which show that, in comparison to Washington County, Westmoreland County, the U.S. and Pennsylvania, Fayette County maintains a higher percentage of households with incomes of less than $25,000 and a lower percentage of households with incomes in the upper income brackets. Income distribution measures for Washington County and Westmoreland County were fairly comparable, with both counties maintaining a slightly higher percentage of households with incomes of less than $25,000 and a lower percentage of households with incomes in the upper income brackets as compared to the U.S. and Pennsylvania measures.

     In summary, the demographic characteristics of the primary market area counties are not considered to be highly conducive for loan or deposit growth, and, thus, the Company’s growth will continue to be somewhat contingent upon gaining market share or through geographic expansion into markets with more favorable demographics.

National Economic Factors

     The future success of the Company’s operations is partially dependent upon various national and local economic trends. In assessing economic trends over the past year, the national economy showed signs of strengthening in the third quarter of 2003, based on third quarter GDP growth of 8.2% and data reflecting that the recovery was starting to translate into gains in employment. Job growth pushed the national unemployment rate down to 6.0% in October 2003 and 5.9% in November 2003. Employment gains were aided by a pick-up in manufacturing activity, which was attributable to a surge in new orders. Despite the pick-up in economic activity, inflation remained low as core consumer prices fell in November for the first time since 1982. The December national unemployment rate unexpectedly dropped to a 14-month low of 5.7%; however, the decline was attributable to workers exiting the labor force rather than new

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jobs beings created.

     Economic data for January 2004 suggested that the economic recovery was gaining traction, as evidenced by a strong increase in U.S. industrial production for the month of January. Factory activity continued to rise in January and non-manufacturing activity grew for a tenth consecutive month in January. The U.S. unemployment rate fell to a two-year low of 5.6% in January, as the pace of job growth picked-up. However, consumer confidence slipped in February, as hiring activity continued to lag the pace of the economic expansion. Employment data for February showed that jobs were added but well below expectations and the unemployment rate was unchanged at 5.6%. A stronger than expected increase in U.S. industrial production in February and initial jobless claims falling to their lowest level in three years in mid-March provided further indications that the U.S. economy was improving. Housing starts slowed in February for a second straight month, but demand for new homes remained strong. The March unemployment rate edged up to 5.7%, although job growth for the month was the strongest in four years and for the first time in 44 months there was no decline in manufacturing jobs. March economic data also showed manufacturing activity accelerating, a strong increase in retail sales, a surge in housing starts and new home sales, and a strong increase in durable-goods orders.

     The economy in general showed signs of accelerating going into the second quarter of 2004, even though first quarter GDP growth increased at a slower than expected 3.9% annual rate. Job growth in April exceeded expectations, as the economy created 288,000 new jobs and the national unemployment rate fell to 5.6% in April. Some other economic data for April was not as strong, as higher interest rates slowed new housing starts and sales of new homes. Orders for durable goods also fell in April, while fears of higher interest rates fueled a strong increase in home resales during April. Job growth remained strong in May, including in the manufacturing sector. An additional 248,000 jobs were created in May, bringing the three month total of jobs added to almost one million – the biggest three month increase since 2000. The May unemployment rate remained at 5.6%, as more people entered the labor market looking for work. Despite higher mortgage rates, sales of new and existing homes surged to record highs in May. Consumer spending rose 1.0% in May, which was the largest increase since October 2001. However, orders for durable goods posted an unexpected decline in May, resulting in the first

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back-to-back month drops in durable goods orders since the end of 2002. The economy showed additional signs of slowing at the end of the second quarter of 2004, as higher energy prices reduced consumer spending. Retail sales, industrial production and housing starts all fell in June. Job growth was also less than anticipated in June and the unemployment rate remained unchanged at 5.6% for the third straight month. The index of leading indicators fell in June for the first time in over a year and second quarter GDP declined to a 3.0% annual growth rate.

     Surging oil prices continued to hamper the U.S. economy at the beginning of the third quarter, as employers added just 32,000 jobs in July. Despite modest job growth, the July unemployment rate dropped to 5.5%. A decline in July new home sales and only a modest gain in July durable goods orders further suggested that the economy had hit a soft patch. Employment data showed a strengthening jobs market for August, as the 5.4% unemployment rate reported for August was its lowest level since October 2001. Comparatively, other economic data for August generally showed the pace of economic activity continued to decelerate, which included a decline in retail sales and the third straight monthly drop in the index of leading indicators. However, new home sales bounced back in August, rising 9.4% from July. Third quarter GDP rose at a slower than expected 3.7% annual rate, while lower interest rates supported a 3.5% increase in new home sales for September. Job growth was less than anticipated in September, although the unemployment rate remained unchanged at 5.4%.

     High oil prices remained as a damper on the economy at the beginning of the fourth quarter, as U.S. manufacturing activity fell to a thirteen month low in October 2004. Consumer confidence also fell in October reflecting concerns over sluggish job growth. However, job growth was strong in October as 337,000 jobs were added, although the national unemployment rate for October ticked up to 5.5% as more people started to look for jobs. Helped by the strong job growth and lower oil prices, consumer confidence rose in November. Notwithstanding the employment gains, the leading economic indicators fell for a fifth straight month in October. Low mortgage rates continued to support strong home sales for October. Retailers reported mostly disappointing sales for November and U.S. job growth for November slowed sharply, although the U.S. unemployment rate for November declined to 5.4%

     In terms of interest rate trends over the past year, Treasury yields moved up in early-

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December 2003 largely on the basis of economic data that showed an increase in manufacturing activity and the Federal Reserve’s more upbeat assessment of the economy. The Federal Reserve concluded its December meeting with no change in the federal funds target rate of 1% and indicated that low interest rate levels could be maintained for a considerable period. Favorable inflation data supported a relatively stable interest rate environment at the close of 2003.

     Treasury bonds rallied at the beginning of 2004 on news of a weaker than expected December employment report, which showed job creation far below forecasted levels. In late-January, the Federal Reserve concluded to leave short-term interest rates unchanged at a 45-year low of 1%, but dropped its commitment to keep rates low for a considerable period of time. The change in the Federal Reserve’s wording pushed Treasury yields higher at the end of January and into early-February. Following the spike-up in bond yields, interest rates eased lower into mid-February as January employment data showed that job growth remained less than robust. Interest rates stabilized during the second half of February, with the yield on the 10-year Treasury note edging below 4.0% at the end of the month. A weaker than expected employment report for February sparked a rally in Treasury bonds in early-March, as the lack of meaningful job growth raised expectations that the Federal Reserve would not increase rates anytime soon. The Federal Reserve left rates unchanged at its mid-March meeting, indicating that it could be patient about increasing rates because of low inflation, unused factory capacity and limited job growth. Treasury yields dropped to an eight month low following the Federal Reserve meeting and then eased higher through the end of March on indications that the economy was getting stronger.

     The upward trend in interest rates continued into the beginning of the second quarter of 2004, as strong economic data increased expectations that the Federal Reserve would increase interest rates. Bond yields were also pushed higher by signs of inflation coming back into the economy, as the consumer price index for March rose 0.5%. March economic data that showed a strengthening economy pressured bond yields higher through the end of April. Robust job growth in April, combined with rising oil prices, sharpened the sell-off in long-term Treasurys during the first half of May, reflecting increased expectations that the Federal Reserve would raise interest rates soon. Treasury yields eased lower during mid-May, as investors shifted

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money to the relative safety of bonds in reaction to India’s election results and the assassination of the head of the Iraqi Governing Council. Strong job growth reflected in the May employment data and growing inflation concerns reversed the downward trend in bond yields during the first half of June, with the yield on the 10-year U.S. Treasury note hitting a two year high in mid-June. Bond yields stabilized ahead of the Federal Reserve meeting at the end of June, as only a moderate increase in core consumer prices during May served to subdue concerns of a sharp rise in inflation. The Federal Reserve’s decision to raise its short-term rate from 1.0% to 1.25% provided a boost to bond prices at the close of the second quarter, as the Federal Reserve indicated that it would continue to raise the federal funds rate a quarter-point at a time.

     Signs of slower economic growth and a smaller than expected increase in June consumer prices served to stabilize interest rates through most of July 2004. Bond yields declined during the first half of August, as higher oil prices slowed the pace of economic expansion. The Federal Reserve raised short-term rates a quarter-point to 1.5% in August and signaled that more increases were in store for 2004, based on expectations that the slowdown in the economy would only be temporary. Interest rates stabilized from mid-August through mid-September, while higher oil prices and only a modest increase in August consumer prices contributed to a rally in bond prices in mid-September. The bond market reacted favorably to the Federal Reserve’s decision to raise the target rate to 1.75% at its September meeting, with the yield on the ten-year U.S. Treasury note edging below 4.0% in late-September. Treasury prices declined slightly at the close of the third quarter, which was largely attributed to profit taking and stronger than expected GDP growth reported for the second quarter.

     Weaker than expected employment data for September and higher oil prices pushed bond yields lower at the start of the fourth quarter, with the yield on the ten-year Treasury note edging back below 4.0% in late-October. Treasury yields increased during early-November, on news of stronger than expected job growth for October and a decline in oil prices to a three week low. The Federal Reserve raised the federal funds rate a quarter-point to 2.0% as expected at its November meeting, which combined with mixed economic data served to stabilize long term bond yields in mid-November. Lower oil prices and concern about the weak dollar pushed bonds prices lower in late-November. In early-December, bonds rallied on the weaker than expected employment data for November. As of December 3, 2004, the yields for one- and ten-

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year U.S. Treasury notes equaled 2.68% and 4.27%, respectively, versus comparable year ago yields of 1.41% and 4.37%. Exhibit II-2 provides historical interest rate trends from 1995 through December 3, 2004.

Local Economy

     Historically, manufacturing jobs related to the steel industry served as the basis of the economy in the mid-Monongahela Valley. Accordingly, the local economy experienced significant job losses in conjunction with the decline of the steel industry, as the closing of the local steel mills depressed economic activity throughout the region. Many sectors of the primary market area economy continue to struggle from the loss of steel related jobs, as new business activity has been limited by the unattractive demographic characteristics of the market area most notably with respect to markets that have declining and aging populations. With the decline of the steel industry, Fayette, Washington and Westmoreland counties now have smaller and more diversified economies, with employment in services, constituting the primary source of employment in all three of the counties. Wholesale/retail jobs followed by manufacturing jobs were the second and third largest sources of employment in Washington and Westmoreland counties, while wholesale/retail jobs followed by government employment were the second and third largest sources of jobs in Fayette County. Total employment in Westmoreland County approximated 174,000 jobs in 2002, which represented only a 2.7% increase in total employment since 1998 and no job growth has been realized in Westmoreland County since 2000. Comparatively, total employment in 2002 for Washington County approximated 97,000 jobs and for Fayette County approximated 58,000 jobs, which represented a 7.7% increase in jobs for Washington County and a 9.6% increase in jobs for Fayette County since 1998. Notably, in contrast to Westmoreland County, job growth was sustained in both Washington County and Fayette County during 2001 and 2002.

     Comparative unemployment rates for the primary market area counties, as well as for the U.S. and Pennsylvania, are shown in Table 2.2. As of September 2004, unemployment rates for the primary market area counties ranged from a low of 4.8% in Washington County to a high of 7.8% in Fayette County. The comparatively higher unemployment rate indicated for Fayette

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County is reflective of the more rural nature of that market and has been a factor that has contributed to the lack of population growth in Fayette County. As of September 2004, among the primary market area counties, only Washington County maintained an unemployment rate that was lower than the comparable Pennsylvania and U.S. measures of 5.0% and 5.1%, respectively. In contrast to the national trend, the September 2004 unemployment rates for Fayette County and Westmoreland County were higher compared to their respective year ago unemployment rates. Washington County’s September 2004 unemployment rate followed the national trend and, therefore, was lower than the year ago unemployment rate.

Table 2.2
Market Are Unemployment Trends

	September 2003	September 2004
Region	Unemployment	Unemployment
United States	5.8%	5.1%
Pennsylvania	5.0	5.0
Fayette County	6.1	7.8
Washington County	5.1	4.8
Westmoreland County	4.6	5.5

(1) Unemployment rates have not been seasonally adjusted.

Source: U.S. Bureau of Labor Statistics.

Market Area Deposit Characteristics

     The Company’s retail deposit base is substantially generated through customers who are residents or conduct business in the primary market area counties. The data indicates that total deposits maintained by commercial banks and savings institutions increased in all three of the primary market area counties during the four year period covered in Table 2.3. Similar to the state of Pennsylvania, commercial banks maintained a larger market share of deposits than savings institutions in Fayette County and Westmoreland County, while savings institutions maintained a larger market share of deposits in Washington County. During the period covered in Table 2.3, savings institutions experienced an increase in deposit market share in all three of the primary market area counties. The increase in deposit market by savings institutions was supported by an increase in savings institution branches and a decline in commercial bank

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Table 2.3
FedFirst Corporation
Deposit Summary

[Table Appears Here]

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branches during the period, which largely resulted from the acquisition of commercial banks by savings institutions.

     FedFirst Corporation’s largest deposit holdings and largest market share of deposits is in Westmoreland County, where the Company maintains its main office and two other branches. The Company’s $83.7 million of deposits at the Westmoreland County branches represented a 1.5% market share of bank and thrift deposits at June 30, 2004. Washington County accounted for the Company’s second largest deposit holdings and market share of deposits, with $40.0 million of deposits and a 1.3% market share of bank and thrift deposits at June 30, 2004. The Company’s $16.0 million of deposits at its Fayette County branches constituted a 0.8% market share of Fayette County bank and thrift deposits at June 30, 2004. FedFirst Corporation’s relatively low market share of deposits highlights the presence of significantly larger competitors that operate in the markets that are served by the Company’s branches. The Company experienced net deposit outflow in all three of the primary market area counties during the four year period covered in Table 2.3, which resulted in a decline in deposit market share in each of those counties.

Competition

     The Company faces notable competition in both deposit gathering and lending activities, including direct competition with several financial institutions that primarily have a local or regional presence. Securities firms and mutual funds also represent major sources of competition in raising deposits. In many cases, these competitors are also seeking to provide some or all of the community-oriented services as FedFirst Corporation. With regard to lending competition, the Company encounters the most significant competition from the same institutions providing deposit services. In addition, the Company competes with mortgage companies, independent mortgage brokers, and credit unions in originating mortgage loans. Table 2.4 lists the Company’s largest competitors in the primary market area counties served by its branches, based on deposit market share as noted parenthetically. The Company’s deposit market share and market rank are also provided in Table 2.4.

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Table 2.4
FedFirst Corporation
Market Area Deposit Competitors

Location	Name
Fayette County	National City Corporation (39.0%)
Smithfield STB (16.4%)
PNC Financial Services Group (11.2%)
FedFirst Corporation (0.8%) Rank of 9

Washington County	National City Corporation (23.2%)
Royal Bank of Scotland Group (16.1%)
PNC Financial Services Group (15.0%)
FedFirst Corporation (1.3%) Rank of 6

Westmoreland County	National City Corporation (18.4%)
Royal Bank of Scotland Group (18.1%)
First Commonwealth Financial (12.4%)
FedFirst Corporation (1.5%) Rank of 13

Source: FDIC.

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III. PEER GROUP ANALYSIS

     This chapter presents an analysis of FedFirst Corporation’s operations versus a group of comparable companies (the “Peer Group”) selected from the universe of all publicly-traded savings institutions. The primary basis of the pro forma market valuation of FedFirst Corporation is provided by these public companies. Factors affecting the Company’s pro forma market value such as financial condition, credit risk, interest rate risk, and recent operating results can be readily assessed in relation to the Peer Group. Current market pricing of the Peer Group, subject to appropriate adjustments to account for differences between FedFirst Corporation and the Peer Group, will then be used as a basis for the valuation of FedFirst Corporation’s to-be-issued common stock.

Peer Group Selection

     The mutual holding company form of ownership has been in existence in its present form since 1991. As of the date of this appraisal, there were approximately 22 publicly-traded institutions operating as subsidiaries of MHCs. We believe there are a number of characteristics of MHC shares that make them different from the shares of fully-converted companies. These factors include: (1) lower aftermarket liquidity in the MHC shares since less than 50% of the shares are available for trading; (2) guaranteed minority ownership interest, with no opportunity of exercising voting control of the institution in the MHC form of organization; (3) the potential impact of “second-step” conversions on the pricing of public MHC institutions; (4) the regulatory policies regarding the dividend waiver by MHC institutions; and (5) most MHCs have formed mid-tier holding companies, facilitating the ability for stock repurchases, thus improving the liquidity of the stock on an interim basis. We believe that each of these factors has an impact on the pricing of the shares of MHC institutions, and that such factors are not reflected in the pricing of fully-converted public companies.

     Given the unique characteristics of the MHC form of ownership, RP Financial concluded that the appropriate Peer Group for FedFirst Corporation’s valuation should be comprised of subsidiary institutions of mutual holding companies. The selection of publicly-traded mutual holding companies for the Company’s Peer Group is consistent with the regulatory guidelines

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and other recently completed MHC transactions. Further, the Peer Group should be comprised of only those MHC institutions whose common stock is either listed on a national exchange or is NASDAQ listed, since the market for companies trading in this fashion is regular and reported. We believe non-listed MHC institutions are inappropriate for the Peer Group, since the trading activity for thinly-traded stocks is typically highly irregular in terms of frequency and price and may not be a reliable indicator of market value. We have excluded from the Peer Group those public MHC institutions that are currently pursuing a “second-step” conversion and/or companies whose market prices appear to be distorted by speculative factors or unusual operating conditions. MHCs which have recently completed a minority stock offering have been excluded as well, due to the lack of a seasoned trading history and insufficient quarterly financial data that includes the impact of the offering proceeds. The universe of all publicly-traded thrift institutions is included as Exhibit III-1.

Basis of Comparison

     This appraisal includes two sets of financial data and ratios for the Peer Group institutions. The first set of financial data reflects the actual book value, earnings, assets and operating results reported by the Peer Group institutions in its public filings inclusive of the minority ownership interest outstanding to the public. The second set of financial data, discussed at length in the following chapter, places the Peer Group institutions on equal footing by restating their financial data and pricing ratios on a “fully-converted” basis through assuming the sale of the majority shares held by the MHCs in public offerings based on their current trading prices and standard assumptions for a thrift conversion offering. Throughout the appraisal, the adjusted figures will be specifically identified as being on a “fully-converted” basis. Unless so noted, the figures referred to in the appraisal will be actual financial data reported by the Peer Group institutions.

     Both sets of financial data have their specific use and applicability to the appraisal. The actual financial data, as reported by the Peer Group companies and reflective of the minority interest outstanding, will be used in Chapter III to make financial comparisons between the Peer Group and the Company. The differences between the Peer Group’s reported financial data and

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the financial data of FedFirst Corporation are not significant enough to distort the conclusions of the comparison (in fact, such differences are greater in a standard conversion appraisal). The adjusted financial data (fully-converted basis) will be more fully described and quantified in the pricing analysis discussed in Chapter IV. The fully-converted pricing ratios are considered critical to the valuation analysis in Chapter IV, because they place each Peer Group institution on a fully-converted basis (making their pricing ratios comparable to the pro forma valuation conclusion reached herein), eliminate distortion in pricing ratios between Peer Group institutions that have sold different percentage ownership interests to the public, and reflect the implied pricing ratios being placed on the Peer Group institutions in the market today to reflect the unique trading characteristics of publicly-traded MHC institutions.

FedFirst Corporation’s Peer Group

     Under ideal circumstances, the Peer Group would be comprised of ten publicly-traded Pennsylvania-based MHC institutions with capital, earnings, credit quality and interest rate risk comparable to FedFirst Corporation. However, given the limited number of publicly-traded institutions in the MHC form of ownership, the selection criteria was necessarily broad-based and not confined to a particular geographic market area. In light of the relatively small asset size of the Company, the selection criteria used for the Peer Group was the ten smallest publicly-traded MHCs in terms of asset size that have been in publicly traded form for at least a year. The asset sizes of the Peer Group companies ranged from $98 million to $6.2 billion. The universe of all publicly-traded MHC institutions, exclusive of institutions that have announced second-step conversions, is included as Exhibit III-2 and Exhibit III-3 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies.

     Unlike the universe of fully-converted publicly-traded thrifts, which includes approximately 163 companies, the universe of public MHC institutions is small, thereby reducing the prospects of a highly comparable Peer Group. Nonetheless, because the trading characteristics of public MHC institution shares are significantly different from those of fully-converted companies, public MHC institutions were the most appropriate group to consider as

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Peer Group candidates for this valuation. Relying solely on full stock public companies for the Peer Group would not capture the difference in current market pricing for public MHC institutions and thus could lead to distorted valuation conclusions. The federal regulatory agencies have previously concurred with this selection procedure of the Peer Group for MHC valuations. To account for differences between FedFirst Corporation and the MHC Peer Group in reaching a valuation conclusion, it will be necessary to make certain valuation adjustments. The following discussion addresses financial similarities and differences between FedFirst Corporation and the Peer Group.

     Table 3.1 on the following page lists key general characteristics of the Peer Group companies. Although there are differences among several of the Peer Group members, by and large they are well-capitalized and profitable institutions and their decision to reorganize in MHC form suggests a commonality of operating philosophy. Importantly, the trading prices of the Peer Group companies reflect the unique operating and other characteristics of public MHC institutions. While the Peer Group is not exactly comparable to FedFirst Corporation, we believe such companies form a good basis for the valuation of FedFirst Corporation, subject to certain valuation adjustments.

     In aggregate, the Peer Group companies maintain a higher level of capitalization relative to the universe of all public thrifts (11.91% of assets versus 10.77% for the all public average), generate lower earnings on a return on average assets basis (0.67% ROAA versus 0.78% for the all public average), and generate a lower return on equity (5.92% ROE versus 8.26% for the all public average). The summary table below underscores the key differences, particularly in the average pricing ratios between full stock and MHC institutions (both as reported and on a fully-converted basis).

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Table 3.1
Peer Group of Publicly-Traded Thrifts
December 3, 2004(1)

[Table Appears Here]

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Page 3.6

					Fully
			Peer Group		Converted
	All		Reported		Basis
	Publicly-Traded		Basis		(Pro Forma)
Financial Characteristics (Averages)
Assets ($Mil)	2,537		1,059		1,220
Equity/Assets (%)	10.77%		11.91%		23.00%
Return on Assets (%)	0.78		0.67		0.72
Return on Equity (%)	8.26		5.92		3.29
Pricing Ratios (Averages)(1)
Price/Earnings (x)	18.48	x	25.68	x	26.13	x
Price/Book (%)	165.13%		227.23%		100.56%
Price/Assets (%)	17.72		27.97		23.08

(1) Based on market prices as of December 3, 2004.

     The following sections present a comparison of FedFirst Corporation’s financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the figures reported by the Peer Group. The conclusions drawn from the comparative analysis are then factored into the valuation analysis discussed in the final chapter.

Financial Condition

     Table 3.2 shows comparative balance sheet measures for FedFirst Corporation and the Peer Group. FedFirst Corporation’s and the Peer Group’s ratios reflect balances as of September 30, 2004, unless otherwise indicated for the Peer Group companies. FedFirst Corporation’s net worth base of 6.8% was below the Peer Group’s average net worth ratio of 11.9%. However, the Company’s pro forma capital position will increase with the addition of stock proceeds and will be comparable to the Peer Group’s ratio following the stock offering. Tangible equity-to-assets ratios for the Company and the Peer Group equaled 6.5% and 11.0%, respectively, as goodwill and intangibles maintained by the Company and the Peer Group equaled 0.3% and 0.9% of assets, respectively. The increase in FedFirst Corporation’s pro forma capital position will be favorable from a risk perspective and in terms of future earnings potential that could be realized through leverage and lower funding costs. At the same time, the Company’s higher pro forma capitalization will also result in a relatively low return on equity. Both the Company’s and the

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Table 3.2
Balance Sheet Composition and Growth Rates
Comparable Institutions Analysis
As of September 30, 2004

[Table Appears Here]

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Peer Group’s capital ratios reflected capital surpluses with respect to the regulatory capital requirements, with the Peer Group’s ratios currently exceeding the Company’s ratios. On a pro forma basis, the differences between the Company’s and the Peer Group’s regulatory capital ratios will be less significant.

     The interest-earning asset compositions for the Company and the Peer Group were somewhat similar, with loans constituting the bulk of interest-earning assets for both FedFirst Corporation and the Peer Group. The Company’s loans-to-assets ratio of 50.0% was less than the comparable Peer Group ratio of 53.5%. Comparatively, the Company’s cash and investments-to-assets ratio of 45.4% exceeded the comparable ratio for the Peer Group of 41.0%, as the Company’s higher ratio of mortgage-backed and other investment securities more than offset the Peer Group’s higher ratio of cash and cash equivalents. Overall, FedFirst Corporation’s interest-earning assets amounted to 95.4% of assets, which exceeded the comparable Peer Group ratio of 94.5%.

     FedFirst Corporation’s funding liabilities reflected a funding strategy that was somewhat different than the Peer Group’s funding composition, as borrowings constituted a large component of the Company’s interest-bearing funding composition than deposits. The Company’s deposits equaled 44.2% of assets, which was well below the comparable Peer Group ratio of 72.3%. Comparatively, borrowings accounted for a significantly higher portion of the Company’s interest-bearing funding composition, as indicated by borrowings-to-assets ratios of 47.9% and 13.7% for FedFirst Corporation and the Peer Group, respectively. Total interest-bearing liabilities maintained by the Company and the Peer Group, as a percent of assets, equaled 92.1% and 86.0%, respectively. Following the increase in capital provided by the net proceeds of the stock offering, the Company’s ratio of interest-bearing liabilities as a percent of assets will be more comparable to the Peer Group’s ratio.

     A key measure of balance sheet strength for a thrift institution is its IEA/IBL ratio. Presently, the Peer Group maintains a more favorable IEA/IBL ratio than the Company, based on IEA/IBL ratios of 109.9% and 103.6% for the Peer Group and the Company, respectively. The additional capital realized from stock proceeds should serve to provide FedFirst Corporation with an IEA/IBL ratio that is more comparable to the Peer Group’s ratio, as the increase in capital

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provided by the infusion of stock proceeds will serve to lower the level of interest-bearing liabilities funding assets and will be primarily deployed into interest-earning assets.

     The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items. FedFirst Corporation’s growth rates are based on annualized growth for the nine month period ended September 30, 2004, while the Peer Group’s growth rates are based on annual growth for the twelve months ended September 30, 2004 or the most recent period available. FedFirst Corporation recorded a 6.0% decline in assets, versus asset growth for the Peer Group of 4.8%. Asset shrinkage experienced by the Company was the result of a 6.6% decline in cash and investments and a 7.2% decline in loans. The Peer Group’s asset growth was largely realized through a 6.7% increase in loans, which was supplemented with a 1.3% increase in cash and investments. Following the stock offering, FedFirst Corporation’s growth capacity will be more comparable to the Peer Group’s, as the result of the increase in leverage capacity that will be provided by the infusion of the net stock proceeds.

     The Company’s asset shrinkage funded a 4.4% decline in deposits and an 8.6% reduction in borrowings. Comparatively, deposit growth of 3.8% and an 8.5% increase in borrowings funded the Peer Group’s asset growth. Capital growth rates posted by the Company and the Peer Group equaled 1.7% and 3.6%, respectively. The Peer Group’s slightly stronger capital growth rate was achieved through earning a higher return on assets, which more than offset some other factors that negatively impacted the Peer Group’s capital growth relative to the Company’s capital growth such as dividend payments, stock repurchases and the higher level of capital maintained by the Peer Group. The increase in capital realized from stock proceeds, as well as possible dividend payments and stock repurchases, will initially depress the Company’s capital growth rate following the stock offering.

Income and Expense Components

     Table 3.3 displays comparable statements of operations for the Company and the Peer Group, based on earnings for the twelve months ended September 30, 2004, unless otherwise indicated for the Peer Group companies. FedFirst Corporation and the Peer Group reported net income to average assets ratios of 0.14% and 0.67%, respectively. A significantly higher level of

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Table 3.3
Income as a Percent of Average Assets and Yields,
Costs, Spreads
Comparable Institution Analysis
For the Twelve Months Ended September 30, 2004

[Table Appears Here]

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net interest income and higher net gains accounted for the Peer Group’s higher return. The Company’s earnings reflected comparative earnings advantages with respect to lower levels of operating expenses and loan loss provisions. The Company also maintained an earnings advantage with respect to its tax position for the twelve month period.

     The Peer Group’s stronger net interest margin was realized through maintenance of a higher interest income ratio and a lower interest expense ratio. The Peer Group’s higher interest income ratio was realized through earning a higher yield on interest-earning assets (5.01% versus 4.58% for the Company), which was supported by the Peer Group’s interest-earning asset composition that reflected a higher concentration of loans than maintained by the Company and the Peer Group’s loan portfolio composition that reflected a greater degree of diversification into higher yielding types of loans than maintained by the Company. Interest expense ratios for the Company and the Peer Group equaled 2.87% and 1.78% of average assets, respectively. The Peer Group’s lower interest expense ratio was supported by a lower cost of funds (2.09% versus 3.21% for the Company), reflecting the Company’s greater utilization of borrowings, and a lower level of interest-bearing liabilities funding assets. Overall, FedFirst Corporation and the Peer Group reported net interest income to average assets ratios of 1.40% and 2.97%, respectively.

     In another key area of core earnings strength, the Peer Group maintained a higher level of operating expenses than the Company. For the period covered in Table 3.3, the Company and the Peer Group reported operating expense to average assets ratios of 1.92% and 2.75%, respectively. The Company’s lower operating expense ratio was achieved despite maintaining a comparable number of employees as the Peer Group relative to their respective asset sizes. Assets per full time equivalent employee equaled $3.6 million for the both the Company and the Peer Group. On a post-offering basis, the Company’s operating expenses can be expected to increase with the addition of stock benefit plans and certain expenses that result from being a publicly-traded company, with such expenses already impacting the Peer Group’s operating expenses. At the same time, FedFirst Corporation’s capacity to leverage operating expenses will be comparable to or greater than the Peer Group’s leverage capacity following the increase in capital realized from the infusion of net stock proceeds.

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     When viewed together, net interest income and operating expenses provide considerable insight into a thrift’s earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities. In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Peer Group’s earnings were stronger than the Company’s. Expense coverage ratios posted by FedFirst Corporation and the Peer Group equaled 0.73x and 1.08x, respectively. An expense coverage ratio of greater than 1.0x indicates that an institution is able to sustain pre-tax profitability without having to rely on non-interest sources of income.

     Sources of non-interest operating income provided a comparable contribution to the Company’s and the Peer Group’s earnings, with such income amounting to 0.69% and 0.71% of the Company’s and the Peer Group’s average assets, respectively. Taking non-interest operating income into account in comparing the Company’s and the Peer Group’s earnings, FedFirst Corporation’s efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of non-interest operating income and net interest income) of 91.9% was less favorable than the Peer Group’s efficiency ratio of 73.9%. The Peer Group’s more favorable efficiency ratio was realized through earning a higher level of non-interest operating income and maintaining a higher net interest income ratio, which more than offset the Company’s lower operating expense ratio.

     Loan loss provisions had a larger impact on the Peer Group’s earnings, with loss provisions established by FedFirst Corporation and the Peer Group equaling 0.04% and 0.11% of average assets, respectively. The higher level of loss provisions established by the Peer Group was consistent with its greater degree of diversification into higher risk types of lending (see Table 3.4), as well as the Peer Group’s higher ratio of total loans-to-assets.

     Net gains realized from the sale of assets were a slightly larger contributor to the Peer Group’s earnings, with such gains amounting to 0.11% and 0.04% of average assets for the Peer Group and FedFirst Corporation, respectively. Given the generally non-recurring nature of gains and losses resulting from the sale of loans, investments and other assets, the net gains reflected in the Company’s and the Peer Group’s earnings will be discounted in evaluating the relative

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strengths and weaknesses of their respective earnings. Extraordinary items were not a factor in either the Company’s or the Peer Group’s earnings.

     Taxes had a larger impact on the Peer Group’s, as the Company recorded an effective tax benefit of 4.21% for the twelve month period. Comparatively, the Peer Group had an effective tax rate of 24.78%.

Loan Composition

     Table 3.4 presents data related to the Company’s and the Peer Group’s loan portfolio compositions and investment in mortgage-backed securities. The Company’s loan portfolio composition reflected a higher concentration of 1-4 family permanent mortgage loans and mortgage-backed securities than maintained by the Peer Group (64.7% versus 47.3% for the Peer Group). The Company’s higher ratio was attributable to maintaining higher concentrations of both 1-4 family loans and mortgage-backed securities relative to the comparable Peer Group ratios. Given the Company’s general philosophy of retaining all loan originations for investment, loans serviced for others represented a much more significant off-balance sheet item for the Peer Group. Loans serviced for others equaled 12.7% of the Peer Group’s assets, while the Company maintained only a nominal balance of loans serviced for others. The Peer Group’s balance of loans serviced for others translated into a modest balance of servicing intangibles.

     Diversification into higher risk types of lending was more significant for the Peer Group companies on average. Commercial real estate/multi-family loans represented the most significant area of lending diversification for the Peer Group (10.8% of assets), followed by consumer loans (5.0% of assets). The Company’s lending diversification also consisted primarily of commercial real estate/multi-family loans and consumer loans, with those portfolios equaling 9.2% and 3.2% of assets, respectively. Construction/land loans accounted for the only lending area where the Company maintained a greater degree of lending diversification than the Peer Group (2.5% of assets versus 1.4% of asset for the Peer Group). The Peer Group’s more significant diversification into higher risk types of loans and higher concentration of assets maintained in loans compared to lower risk-weighted investments translated into a higher risk-weighted assets-to-assets ratio of 54.0%, as compared to the Company’s ratio of 41.1%.

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Table 3.4
Loan Portfolio Composition and Related Information
Comparable Institution Analysis
As of September 30, 2004

[Table Appears Here]

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Interest Rate Risk

     Table 3.5 reflects various key ratios highlighting the relative interest rate risk exposure of the Company versus the Peer Group companies. In terms of balance sheet composition, FedFirst Corporation’s interest rate risk characteristics were considered to be less favorable than the Peer Group’s. Most notably, FedFirst Corporation’s lower tangible capital position and lower IEA/IBL ratio indicate a greater dependence on the yield-cost spread to sustain the net interest margin. However, a lower level of non-interest earning assets represented an advantage for the Company with respect to capacity to generate net interest income and, in turn, limit the interest rate risk associated with the balance sheet. On a pro forma basis, the infusion of stock proceeds should provide the Company with balance sheet interest rate risk characteristics that are more comparable to the Peer Group’s measures.

     To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for FedFirst Corporation and the Peer Group. In general, the more significant fluctuations in the Company’s ratios implied there was a greater degree of interest rate risk associated with its net interest income compared to the Peer Group’s, based on the interest rate environment that prevailed during the period covered in Table 3.5. The stability of the Company’s net interest margin should be enhanced by the infusion of stock proceeds, as interest rate sensitive liabilities will be funding a lower portion of FedFirst Corporation’s assets and the proceeds will be substantially deployed into interest-earning assets.

Credit Risk

     Overall, the credit risk associated with the Company’s loan portfolio was considered to be less than the Peer Group’s, as implied by the Company’s more favorable credit quality measures for non-performing loans and less significant diversification into higher risk types of lending. As shown in Table 3.6, FedFirst Corporation’s ratio of non-performing assets and accruing loans that are more than 90 days past due as a percent of assets was less than the comparable Peer Group ratio (0.10% versus 0.70% for the Peer Group). Likewise, FedFirst Corporation’s non-performing loans-to-loans ratio, which does not include accruing loans that

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Table 3.5
Interest Rate Risk Measures and Net
Interest Income Volatility
Comparable Institution Analysis
As of September 30, 2004 or most Recent Data Available

[Table Appears Here]

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Table 3.6
Credit Risk Measures and Related Information
Comparable Institution Analysis
As of September 30, 2004 or Most Recent Date Available

[Table Appears Here]

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Page 3.18

are more than 90 days past due, was lower than the Peer Group’s ratio (0.18% versus 0.86% for the Peer Group). The Company maintained a higher level of loss reserves as a percent of non-performing loans (257.1% versus 165.7% for the Peer Group), while the Peer Group maintained a higher level of reserves as a percent of loans (1.15% versus 0.46% for the Company). Net loan charge-offs were comparable for the Company and the Peer Group, as net loan charge-offs posted by the Company and the Peer Group equaled 0.09% and 0.11% of their respective loan balances.

Summary

     Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of FedFirst Corporation. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

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IV. VALUATION ANALYSIS

Introduction

     This chapter presents the valuation analysis and methodology used to determine FedFirst Corporation’s estimated pro forma market value for purposes of pricing the minority stock. The valuation incorporates the appraisal methodology promulgated by the OTS and adopted in practice by the FDIC for standard conversions and mutual holding company offerings, particularly regarding selection of the Peer Group, fundamental analysis on both the Company and the Peer Group, and determination of the Company’s pro forma market value utilizing the market value approach.

Appraisal Guidelines

     The OTS written appraisal guidelines specify the market value methodology for estimating the pro forma market value of an institution. The FDIC, state banking agencies and other Federal agencies have endorsed the OTS appraisal guidelines as the appropriate guidelines involving mutual-to-stock conversions. As previously noted, the appraisal guidelines for MHC offerings are somewhat different, particularly in the Peer Group selection process. Specifically, the regulatory agencies have indicated that the Peer Group should be based on the pro forma fully-converted pricing characteristics of publicly-traded MHCs, rather than on already fully-converted publicly-traded stock thrifts, given the unique differences in stock pricing of MHCs and fully-converted stock thrifts. Pursuant to this methodology: (1) a peer group of comparable publicly-traded MHC institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) the pro forma market value of the subject company is determined based on the market pricing of the peer group, subject to certain valuation adjustments based on key differences. In addition, the pricing characteristics of recent conversions and MHC offerings must be considered.

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RP Financial Approach to the Valuation

     The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes “fundamental analysis” techniques. Additionally, the valuation incorporates a “technical analysis” of recently completed conversions and stock offerings of comparable MHCs, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses, based on either the Peer Group or the recent conversions and MHC transactions, cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a stock on a given day.

     The pro forma market value determined herein is a preliminary value for the Company’s to-be-issued stock. Throughout the MHC process, RP Financial will: (1) review changes in the Company’s operations and financial condition; (2) monitor the Company’s operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending MHC offerings, and to a lesser extent, standard conversion offerings, both regionally and nationally. If material changes should occur prior to close of the offering, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

     The appraised value determined herein is based on the current market and operating environment for the Company and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including FedFirst Corporation’s value, the market value of the stocks of public MHC institutions, or FedFirst Corporation’s value alone. To the extent a change in factors impacting

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the Company’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into its analysis.

Valuation Analysis

     A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Company and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Company relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of FedFirst Corporation coming to market at this time.

1. Financial Condition

     The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Company’s and the Peer Group’s financial strength are noted as follows:

•	Overall A/L Composition. Loans funded by retail deposits were the primary components of both FedFirst Corporation’s and the Peer Group’s balance sheets. The Peer Group’s interest-earning asset composition exhibited a slightly higher concentration of loans and the Peer Group’s loan portfolio composition reflected a greater degree of diversification into higher risk and higher yielding types of loans. Overall, in comparison to the Company, the Peer Group’s asset composition provided for a higher yield earned on interest-earning assets and a higher risk weighted assets-to-assets ratio. FedFirst Corporation’s funding composition reflected a lower level of deposits and a higher level of borrowings than the comparable Peer Group ratios, which translated in a higher cost of funds for the Company. Overall, as a percent of assets, the Company maintained a higher level of interest-earning assets and a higher level of interest-bearing liabilities than indicated for the Peer Group, which resulted in a lower IEA/IBL ratio for the Company. The infusion of stock proceeds will increase the Company’s capital position and, in turn, provide FedFirst Corporation with an IEA/IBL ratio that is more comparable to the Peer

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Group’s ratio. At the same time, the composition of the Company’s assets and liabilities will continue to provide for a less favorable interest rate spread than maintained by the Peer Group. For valuation purposes, RP Financial concluded that a slight downward adjustment was warranted for the Company’s overall asset/liability composition.

•	Credit Quality. The Company maintained lower ratios of non-performing assets-to-assets and non-performing loans-to-loans. Loss reserves maintained as a percent of non-performing loans were higher for the Company, while the Peer Group maintained higher reserves as a percent of loans. Net loan charge-offs were comparable for the Company and the Peer Group. As noted above, the Peer Group maintained a higher risk weighted assets-to-assets ratio than the Company, reflecting the Peer Group’s higher loans-to-assets ratio and greater degree of lending diversification into higher risk types of lending. Overall, in comparison to the Peer Group, the Company’s measures imply a lower degree of credit risk exposure and, thus, RP Financial concluded that a slight upward adjustment was warranted for the Company’s credit quality.

•	Balance Sheet Liquidity. The Company operated with a higher level of cash and investment securities relative to the Peer Group (45.4% of assets versus 41.0% for the Peer Group). Following the infusion of the stock proceeds, the Company’s cash and investments ratio is expected to increase as the proceeds will initially be deployed into investments. FedFirst Corporation’s future borrowing capacity was considered to be less than the Peer Group’s, in light of the significantly higher level of borrowings maintained by the Company in comparison to the Peer Group. Overall, balance sheet liquidity for the Company and the Peer Group were not viewed as being materially different and, thus, RP Financial concluded that no adjustment was warranted for the Company’s balance sheet liquidity.

•	Funding Liabilities. The Company’s interest-bearing funding composition reflected a slightly higher level of borrowings compared to deposits, while the Peer Group maintained a much higher level of deposits relative to borrowings. The Company’s overall funding composition provided for a higher cost of funds than maintained by the Peer Group. While the reduction in borrowings realized from the restructuring will lower the Company’s cost of funds, the Company’s funding composition will continue to reflect a lower concentration of deposits and a higher concentration of borrowings relative to the Peer Group’s ratios. In total, the Company maintained a higher level of interest-bearing liabilities than the Peer Group, which was attributable to FedFirst Corporation’s lower capital position. Following the stock offering, the increase in the Company’s capital position should provide FedFirst Corporation with a comparable level of interest-bearing liabilities as maintained by the Peer Group. At the same time, the Company’s funding composition will continue to result in a higher cost of funds than maintained by the Peer Group. Overall, RP Financial concluded that a slight downward adjustment was warranted for FedFirst Corporation’s funding composition.

•	Capital. The Peer Group operates with a higher equity-to-assets ratio than the Company. However, following the stock offering, FedFirst Corporation’s pro forma capital position

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will be comparable to the Peer Group’s equity-to-assets ratio. The Company’s comparable pro forma capital position will result in greater leverage potential and reduce the level of interest-bearing liabilities utilized to fund assets. Overall, RP Financial concluded that no valuation adjustment was warranted for the Company’s pro forma capital position.

     On balance, FedFirst Corporation’s balance sheet strength was considered to be less favorable than Peer Group’s, as implied by the Company’s overall less favorable asset/liability composition and less favorable funding composition partially offset by the Company’s slightly more favorable credit quality. Accordingly, we concluded that a slight downward valuation adjustment was warranted for the Company’s financial condition.

2. Profitability, Growth and Viability of Earnings

     Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution’s earnings stream and the prospects and ability to generate future earnings heavily influence the multiple that the investment community will pay for earnings. The major factors considered in the valuation are described below.

•	Reported Earnings. The Company reported lower earnings on a ROAA basis (0.14% of average assets versus 0.67% for the Peer Group). Higher levels of net interest income and net gains accounted for the Peer Group’s higher return. A tax benefit and lower operating expenses and loss provisions represented earnings advantages for the Company. Reinvestment and leveraging of the net stock proceeds, along with the fourth quarter restructuring, should enhance returns for the Company, but the pick-up in earnings will be somewhat offset by the increase in operating expenses that will result from the implementation of the stock benefit plans and expenses related to operating as a publicly-traded company with shareholders to report to. Overall, the Peer Group’s reported earnings were considered to be superior to the Company’s and, thus, RP Financial concluded that a slight downward adjustment was appropriate for the Company’s reported earnings.

•	Core Earnings. The Company’s and the Peer Group’s earnings were derived largely from recurring sources, including net interest income, operating expenses, and non-interest operating income. In these measures, the Company operated with a lower net interest margin, a lower operating expense ratio and a comparable level of non-interest operating income. The Company’s lower net interest margin and lower level of operating expenses translated into an expense coverage ratio that was less favorable than the Peer Group’s ratio (0.73x versus 1.08x for the Peer Group). FedFirst Corporation’s efficiency ratio of 91.9% was also less favorable than the Peer

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Group’s efficiency ratio of 73.9%. Loss provisions had a slightly larger impact on the Peer Group’s earnings, which was consistent with the Peer Group’s generally less favorable credit quality measures and greater diversification into higher risk types of lending. Overall, these measures, as well as the expected earnings benefits the Company should realize from the redeployment of stock proceeds into interest-earning assets and the balance sheet restructuring, which will somewhat be negated by expenses associated with the stock benefit plans and operating as a publicly-traded company, indicate that the Company’s are not as strong as the Peer Group’s core earnings. Therefore, RP Financial concluded that a slight downward adjustment was warranted for the Company’s core earnings.

•	Interest Rate Risk. Quarterly changes in the Company’s and the Peer Group’s net interest income to average assets ratios indicated that a slightly higher degree of volatility was associated with the Company’s net interest margin. The Peer Group’s stronger capital and IEA/IBL ratios, partially offset by the Company’s lower level of non-interest earning assets, implied a lower dependence on the yield-cost spread to sustain net interest income. On a pro forma basis, the Company’s capital position and IEA/IBL ratio will be enhanced by the infusion of stock proceeds and should eliminate the current advantages indicated for the Peer Group’s ratios. Overall, RP Financial concluded that the interest rate risk associated with the Company’s earnings was comparable to the Peer Group’s earnings interest rate risk exposure and no valuation adjustment was necessary for this factor.

•	Credit Risk. Loan loss provisions were a slightly larger factor in the Peer Group’s earnings (0.11% of average assets versus 0.04% of average assets for the Company). Other credit risk measures generally implied the Company’s credit risk exposure was less than the Peer Group’s, in terms of future exposure to credit quality related losses. Overall, RP Financial concluded that a slight upward adjustment was warranted for this factor.

•	Earnings Growth Potential. Several factors were considered in assessing earnings growth potential. First, the infusion of stock proceeds will increase the Company’s earnings growth potential with respect to leverage capacity and providing the Company with additional liquidity for purposes of funding loan growth. Second, the restructuring is expected to be beneficial to the net interest margin going forward. Lastly opportunities to increase earnings through loan and deposit growth are considered to be less favorable in the Company’s primary market area, based on the demographic and economic limitations that are associated with the primary market area served by FedFirst Corporation. Overall, the Company’s earnings growth potential appears to be comparable to the Peer Group’s, and, thus, we concluded that no adjustment was warranted for this factor.

•	Return on Equity. The Company’s lower return on assets will also result in a pro forma return on equity that is well below the Peer Group’s average return on equity. In view of the lower capital growth rate that will be imposed by FedFirst

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Corporation’s lower ROE, we concluded that a moderate downward adjustment was warranted for the Company’s ROE.

     Overall, a slight downward adjustment was applied for the Company’s profitability, growth and viability of earnings, based on the Company’s less favorable reported earnings, core earnings and return on equity partially offset by the Company’s more favorable credit quality.

3. Asset Growth

     FedFirst Corporation experienced a 6.0% decline in assets during the most recent twelve month period, versus a 4.8% asset growth rate posted by the Peer Group. Asset shrinkage by the Company was the result of a decline in loans and cash and investments. The Peer Group’s asset growth was mostly realized through loan growth, which was supplemented with a slight increase in cash and investments. The Company will realize an increase in its pro forma capital position from the infusion of stock proceeds, which will provide FedFirst Corporation with comparable leverage capacity as currently maintained by the Peer Group. Accordingly, in light of the recent decline experienced in the Company’s loan portfolio and the limitations of the market area with respect to supporting loan growth opportunities, we believe a slight downward valuation adjustment was warranted for this factor.

4. Primary Market Area

     The general condition of an institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. FedFirst Corporation’s primary market area is in the mid-Monongahela Valley area of southwestern Pennsylvania. Many of the communities served by the Company’s branches continue to struggle from the loss of manufacturing jobs caused by the decline of the U.S. steel industry. The lack of economic growth in the primary market area has provided for unfavorable demographic trends, as indicated by limited population growth and an aging population base. In light of the limitations of the market area, recent loan growth has been sustained by out-of-market lending and the deposit base has declined.

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     In general the Peer Group companies operate in faster growing markets than served by the Company. The Peer Group companies maintained a stronger competitive position than the Company, as indicated by the higher deposit market share that was maintained by the Peer Group companies on average (22.6% versus 1.5% for the Company). Summary demographic, economic and deposit market share data for the Company and the Peer Group companies is provided in Exhibit III-3. As shown in Table 4.1, September 2004 unemployment rates for the markets served by the Peer Group companies were, in general, comparable to Westmoreland County’s unemployment rate for September 2004. On balance, we concluded that a moderate downward adjustment was appropriate for the Company’s market area.

Table 4.1
Market Area Unemployment Rates
FedFirst Financial Corporation. and the Peer Group Companies(1)

		September 2004
	County	Unemployment
FedFirst Financial Corp. — PA	Westmoreland	5.5%
The Peer Group
Alliance Bank MHC – PA	Delaware	4.6%
BCSB Bankcorp MHC – MD	Baltimore	4.3
Charter Financial MHC- GA	Troup	5.5
Gouverneur Bancorp MHC — NY	St. Lawrence	6.5
Greene Co. Bancorp MHC — NY	Greene	4.0
Jacksonville SB MHC — IL	Morgan	5.4
Northwest Bancorp MHC of PA	Warren	5.2
Oneida Financial MHC – NY	Madison	5.0
Pathfinder Bancorp MHC — NY	Oswego	6.4
Westfield Financial Group MHC- MA	Hampden	5.6

(1) Unemployment rates are not seasonally adjusted.

Source: U.S. Bureau of Labor Statistics.

5. Dividends

     At this time the Company has not established a dividend policy. Future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum

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capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

     All ten of the Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 1.18% to 3.08%. The average dividend yield on the stocks of the Peer Group institutions equaled 2.12% as of December 3, 2004. As of December 31, 2004, approximately 90% of all publicly-traded thrifts had adopted cash dividend policies (see Exhibit IV-1), exhibiting an average yield of 2.05%. The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

     Our valuation adjustment for dividends for FedFirst Corporation also considered the regulatory policy with regard to waiver of dividends by the MHC. Under current policy, any waiver of dividends by an FDIC regulated MHC requires that the minority stockholders’ ownership interest be reduced in a second-step conversion to reflect the cumulative waived dividend account. Comparatively, no adjustment for waived dividends is required for OTS regulated companies in a second-step conversion. As an MHC operating under OTS regulation, the Company will be subject to the same regulatory dividend policy as a large majority of the Peer Group companies (nine of the Peer Group companies operate under OTS regulation for purposes of the dividend waiver). Accordingly, we believe that to the extent FedFirst Corporation’s pro forma market value would be influenced by the OTS’ dividend policy regarding MHC institutions, it has been sufficiently captured in the pricing of the Peer Group companies.

     Overall, the Company’s capacity to pay dividends will be somewhat less than Peer Group’s, as the result of its lower pro forma earnings. Accordingly, we concluded that a slight downward adjustment was warranted for purposes of the Company’s dividend policy.

6. Liquidity of the Shares

     The Peer Group is by definition composed of companies that are traded in the public markets. Eight of the Peer Group members trade on the NASDAQ system and two of the Peer Group members trade on the AMEX. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock.

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The market capitalization of the Peer Group companies, based on the shares issued and outstanding to public shareholders (i.e., excluding the majority ownership interest owned by the respective MHCs) ranged from $15.6 million to $514.5 million as of December 3, 2004, with average and median market values of $95.9 million and $32.6 million, respectively. The shares issued and outstanding to the public shareholders of the Peer Group members ranged from 688,000 to 19.9 million, with average and median shares outstanding of 3.8 million and 1.6 million, respectively. The Company’s minority stock offering is expected to have a pro forma market value that is slightly below the Peer Group median, while public shares outstanding for the Company is expected to be in the upper end of the range of shares outstanding maintained by the individual Peer Group companies. It is anticipated that the Company’s stock will be listed for trading on the NASDAQ Small Cap Market following the stock offering. Overall, we anticipate that the Company’s public stock will have a comparable trading market as the Peer Group companies on average and, therefore, concluded no adjustment was necessary for this factor.

7. Marketing of the Issue

     Three separate markets exist for thrift stocks: (1) the after-market for public companies, both fully-converted stock companies and MHCs, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors but on a pro forma basis without the benefit of prior operations as a publicly-held company and stock trading history; and (3) the thrift acquisition market. All three of these markets were considered in the valuation of the Company’s to-be-issued stock.

     A. The Public Market

          The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market

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trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.

          In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed over the past year. In late-November and early-December 2003, positive economic news such as improved third quarter corporate profits and a strong start to the Christmas shopping season provided a boost to stocks. Stocks continued to move higher at the close of 2003, as key sectors of the economy continued to show signs of strengthening.

          Year end momentum in the stock market was sustained at the beginning of 2004, reflecting generally favorable fourth quarter earnings and an increase in consumer confidence. Profit taking and slower than expected GDP growth in the fourth quarter of 2003 caused stocks to falter in late-January. However, aided by January employment data that showed jobs were added and a decline in the national unemployment rate to 5.6%, the broader stock market moved higher during the first half of February. Stocks generally declined during the balance of February and during the first half of March, reflecting valuation concerns following a year of strong gains and weaker than expected job growth during February. Concerns about terrorism and higher oil prices caused stocks to tumble in late-March, before rebounding at the close of the first quarter on more attractive fundamentals and optimism about first quarter earnings.

          Stocks moved higher in early-April 2004, as investors reacted favorably to a strong employment report for March. For the balance of April trading in the broader market produced uneven results, as generally favorable first quarter earnings and strong economic data weighed against the growing threat of inflation and higher interest rates. The Dow Jones Industrial Average (“DJIA”) closed below 10000 for the first time in 2004 in the second week of May, as strong job growth during April raised expectations of a rate increase by the Federal Reserve. The downward trend in stocks prevailed through most of May, on concerns about higher oil prices, violence in the Middle East and higher interest rates. Stocks rebounded in late-May, primarily on the basis of higher corporate earnings and lower oil prices. Strong employment data for May combined with lower oil prices and favorable inflation data provided for a positive trend in the broader market through mid-June. Stocks traded in a narrow range

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through the end of the second quarter, as investors awaited the outcome of the Federal Reserve meeting at the end of June.

          Rising oil prices and profit warnings from some technology companies caused major stock indices to fall at the start of the third quarter of 2004. Stocks continued to trend lower through most of July, as a slow down in the economic expansion raised concerns about future earnings growth. Strong consumer confidence numbers for July reversed the downward in stocks during the last week of July, with the DJIA closing up for the week for the first time since mid-June. The recovery in the stock market was short-lived, as record high oil prices, weak retail sales for July and weaker than expected job growth for July pulled stocks lower in early-August. A positive economic outlook by the Federal Reserve and bargain hunting supported gains in the stock market during mid-August, as the DJIA moved back above the 10000 barrier. The DJIA hit a six week high in late-August, which was supported by a drop in oil prices. After the DJIA closed at a two month high in early-September, based on hopes for favorable employment numbers for August, the broader stock market traded in a narrow range through mid-September. Concerns that rising oil prices would hurt the economy and reduce corporate earnings pressured stocks lower in late-September.

          Stocks rallied at the start of the fourth quarter, largely on the basis of a rebound in technology stocks due to an upbeat outlook for third quarter earnings. Higher oil prices and allegations of improprieties in the insurance industry pressured the DJIA to its lowest level of the year in late-October. Lower oil prices reversed the downward trend in stock at the close of October. The election outcome, a rise in consumer confidence and a strong jobs report for October extended the stock market rally into mid-November, as the DJIA hit a seven month high. Concerns about the falling dollar and a sharp rise in October producer prices temporarily dampened the stock market rally in late-November, but then stocks recovered in early-December on a sharp decline on oil prices. As an indication of the general trends in the nation’s stock markets over the past year, as of December 3, 2004 the DJIA closed at 10592.21, an increase of 7.4% from one year ago and an increase of 1.3% year-to-date. As of December 3, 2004 the NASDAQ closed at 2147.96, an increase of 10.8% from one year ago and an increase of 7.2% year-to-date. The Standard & Poors 500 Index closed at 1191.17 on December 3, 2004, an increase of 12.2% from a year ago and an increase of 7.1% year-to-date.

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          The market for thrift stocks has been mixed as well during the past twelve months, but, in general, thrift issues have paralleled trends in the broader market. In late-November and early-December 2003, thrift stocks followed the broader market higher and then stabilized at the close of the fourth quarter. After trading in a narrow range at the beginning of 2004, thrift issues trended higher in late-January and the first half of February. The positive trend was supported by further consolidation in the thrift sector, including GreenPoint Financial’s agreement to sell to North Fork Bancorp, as well as generally favorable fourth quarter earnings. Indications that interest rates would continue to remain low provided further support to thrift prices. Thrift stocks followed the broader market lower in mid-February, before recovering in late-February following a dip in long term Treasury yields. Thrift issues generally experienced some selling pressure during the first half of March, reflecting profit taking and weakness in the broader stock market. Higher interest rates and weakness in the broader market pressured thrift issues lower in late-March, which was followed by an upward move in thrift prices at the close of the first quarter.

          Thrifts stocks generally traded lower at the start of the second quarter of 2004, as a strong employment report for March pushed interest rates higher. Higher interest rates and inflation worries pressured interest rate sensitive issues lower through most of April, with the sell-off sharpening in early-May following another strong employment report for April. Thrift stocks recovered modestly in mid-May, as the yield on 10-year Treasury note declined slightly. Acquisition speculation involving the sale of Washington Mutual lifted the thrift sector in late-May. Thrift stocks generally retreated during the first half of June, as the yield on the 10-year Treasury note moved to a two-year high on inflation concerns. Following the sharp sell-off, thrift stocks rebounded as a moderate increase in core consumer prices during may and comments by the Federal Reserve Chairman that inflation does not seem likely to be a serious problem eased fears of a sharp rise in inflation. Acquisition activity helped to boost thrift stocks in late-June, but the upward trend was abruptly reversed at the end of June as a significant decline in Washington Mutual’s 2004 earnings guidance pulled the broader thrift sector lower.

          Thrift stocks responded favorably to the 25 basis point rate increase implemented by the Federal Reserve at the close of the 2004 second quarter, as the Federal Reserve indicated that it would continue to raise the federal funds rate 25 basis points at a time. June employment

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data which showed weaker than expected job growth also provided support to thrift stocks in early-July. For most of July there was little movement in thrift stocks, as second quarter earnings were generally in line with expectations. A rally in the broader market in late-July provided a boost to thrift stocks as well. Thrift issues traded down with the rest of the market in early-August, although losses in the thrift sector were mild compared to the sell-off experienced in the boarder market as weaker than expected job growth for July pushed interest rates lower. Improved inflation data, lower interest rates and a rally in the broader stock market combined to push the thrift sector higher in mid-August. Thrift stocks sustained a positive trend in late-August, which was fueled by lower interest rates and strength in the broader stock market. The upward trend in thrift prices continued through mid-September, as September employment data matched expectations and inflation remained low. Thrift stocks edged lower at the close of the third quarter, which was largely attributable to weakness in the broader stock market.

          Thrift issues also rebounded in conjunction with the broader stock market rally at the start of the fourth quarter. After trading in a narrow range into mid-October, thrift stocks moved lower on some disappointing third quarter earnings and lower guidance on future earnings due to margin compression resulting from a flatter yield curve. The rally in the boarder stock market and the Federal Reserve’s indication that inflation risks were well contained fueled gains in the thrift sector during the first half of November. Trading activity in thrift stocks was mixed during late-November, as the rally lost steam on some profit taking and higher than expected inflation data for October. Thrift issues edged high in early-December supported by strength in the broader market. On December 3, 2004, the SNL Index for all publicly-traded thrifts closed at 1,586.4, an increase of 6.5% from one year ago and an increase of 7.0% year-to-date. The SNL MHC Index closed at 3,010.0 on December 3, 2004, an increase of 17.7% from one year ago and an increase of 13.0% year-to-date.

     B. The New Issue Market

          In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Company’s pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis,

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specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio often reflects a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

          Thrift offerings completed in 2004 have generally been well received, with most offerings being oversubscribed and trading higher in initial trading activity. As shown in Table 4.2, one second-step conversion and four mutual holding company offerings were completed during the past three months. The mutual holding company offerings are considered to be more relevant for purposes of our analysis. On a fully-converted basis, the average closing pro forma price/tangible book ratio of the recent MHC offerings equaled 87.7%. On average, the four recent MHC offerings reflected price appreciation of 12.0% after the first week of trading.

          There are no current pricing multiples of recent fully-converted companies that trade on NASDAQ or an Exchange, as Roebling Financial’s stock is traded on the OTC Bulletin Board.

     C. The Acquisition Market

          Also considered in the valuation was the potential impact on FedFirst Corporation’s stock price of recently completed and pending acquisitions of other savings institutions operating in Pennsylvania. As shown in Exhibit IV-4, there were twelve Pennsylvania thrift acquisitions completed from January 1, 2002 through year-to-date 2004, and there are currently three pending acquisitions of Pennsylvania savings institutions. To the extent that acquisition speculation may impact the Company’s valuation, we have largely taken this into account in selecting companies which operate in the MHC form of ownership. Accordingly, the

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Table 4.2
Pricing Characteristics and After-Market Trends
Recent Conversions Completed (Last Three Months)

[Table Appears Here]

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Peer Group companies are considered to be subject to the same type of acquisition speculation that may influence FedFirst Corporation’s trading price.

* * * * * * * * * * *

          In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for MHC shares and the local acquisition market for thrift stocks. Taking these factors and trends into account, RP Financial concluded that a slight upward adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

8. Management

     FedFirst Corporation’s management team appears to have experience and expertise in all of the key areas of the Company’s operations. Exhibit IV-5 provides summary resumes of FedFirst Corporation’s Board of Directors and senior management. While the Company does not have the resources to develop a great deal of management depth, given its asset size and the impact it would have on operating expenses, management and the Board have been effective in implementing an operating strategy that can be well managed by the Company’s present organizational structure.

     Similarly, the returns, capital positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9. Effect of Government Regulation and Regulatory Reform

     In summary, as a federally-insured savings bank operating in the MHC form of ownership, the Bank will operate in substantially the same regulatory environment as the Peer Group members — all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects the Bank’s pro forma regulatory capital ratios. There

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was one difference noted between FedFirst Corporation and the one Peer Group company that operates under the FDIC regulatory policy regarding dividend waivers (see the discussion above for “Dividends”). Since this factor was already accounted for in the “Dividends” section of this appraisal, no further adjustment has been applied for the effect of government regulation and regulatory reform.

Summary of Adjustments

     Overall, based on the factors discussed above, we concluded that the Company’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

Key Valuation Parameters:	Valuation Adjustment
Financial Condition	Slight Downward
Profitability, Growth and Viability of Earnings	Slight Downward
Asset Growth	Slight Downward
Primary Market Area	Moderate Downward
Dividends	Slight Downward
Liquidity of the Shares	No Adjustment
Marketing of the Issue	Slight Upward
Management	No Adjustment
Effect of Government Regulations and Regulatory Reform	No Adjustment

Basis of Valuation — Fully-Converted Pricing Ratios

     As indicated in Chapter III, the valuation analysis included in this section places the Peer Group institutions on equal footing by restating their financial data and pricing ratios on a “fully-converted” basis. We believe there are a number of characteristics of MHC shares that make them different from the shares of fully-converted companies. These factors include: (1) lower aftermarket liquidity in the MHC shares since less than 50% of the shares are available for trading; (2) no opportunity for public shareholders to exercise voting control; (3) the potential pro forma impact of second-step conversions on the pricing of MHC institutions; (4) the regulatory policies regarding the dividend waiver policy by MHC institutions; and (5) the middle-tier structure maintained by most MHCs facilitates the ability for stock repurchases. The above characteristics of MHC shares have provided MHC shares with different trading

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characteristics versus fully-converted companies. To account for the unique trading characteristics of MHC shares, RP Financial has placed the financial data and pricing ratios of the Peer Group on a fully-converted basis to make them comparable for valuation purposes. Using the per share and pricing information of the Peer Group on a fully-converted basis accomplishes a number of objectives. First, such figures eliminate distortions that result when trying to compare institutions that have different public ownership interests outstanding. Secondly, such an analysis provides ratios that are comparable to the pricing information of fully-converted public companies, and more importantly, are directly applicable to determining the pro forma market value range of the 100% ownership interest in FedFirst Corporation as an MHC. Lastly, such an analysis allows for consideration of the potential dilutive impact of dividend waiver policies adopted by the Federal agencies. This technique is validated by the investment community’s evaluation of MHC pricing, which also incorporates the pro forma impact of a second-step conversion based on the current market price.

     To calculate the fully-converted pricing information for MHCs, the reported financial information for the public MHCs must incorporate the following assumptions, based on completed second step conversions to date: (1) all shares owned by the MHC are assumed to be sold at the current trading price in a second step-conversion; (2) the gross proceeds from such a sale were adjusted to reflect reasonable offering expenses and standard stock based benefit plan parameters that would be factored into a second-step conversion of MHC institutions; (3) net proceeds are assumed to be reinvested at market rates on a tax effected basis; and (4) the public ownership interest is adjusted to reflect the pro forma impact of the waived dividends pursuant to applicable regulatory policy. Book value per share and earnings per share figures for the public MHCs were adjusted by the impact of the assumed second step-conversion, resulting in an estimation of book value per share and earnings per share figures on a fully-converted basis. Table 4.3 on the following page shows the calculation of per share financial data (fully-converted basis) for each of the ten public MHC institutions that form the Peer Group.

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Table 4.3
Calculation of Implied Per Share Data —
Incorporating MHC Second Step Conversion
Comparable Institution Analysis
For the Twelve Months Ended September 30, 2004

[Table Appears Here]

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Valuation Approaches: Fully-Converted Basis

     In applying the accepted valuation methodology promulgated by the OTS and adopted by the FDIC, i.e., the pro forma market value approach, including the fully-converted analysis described above, we considered the three key pricing ratios in valuing FedFirst Corporation’s to-be-issued stock — price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches — all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in FedFirst Corporation’s prospectus for reinvestment rate, effective tax rate and stock benefit plan assumptions (summarized in Exhibits IV-7 and IV-8). Pursuant to the minority stock offering, we have also incorporated the valuation parameters disclosed in FedFirst Corporation’s prospectus for offering expenses. The assumptions utilized in the pro forma analysis in calculating the Company’s full conversion value were consistent with the assumptions utilized for the minority stock offering, except expenses were assumed to equal 2.0% of gross proceeds.

     In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group, recent conversions and MHC offerings.

     RP Financial’s valuation placed an emphasis on the following:

•	P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock. Given the similarities between the Company’s and the Peer Group’s earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, recognizing that (1) the earnings multiples will be evaluated on a pro forma fully-converted basis for the Company as well as for the Peer Group; and (2) the Peer Group on average has had the opportunity to realize the benefit of reinvesting the minority offering proceeds, we also gave weight to the other valuation approaches.

•	P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of an initial public offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a valuable indicator of pro forma value taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

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•	P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.

     The Company will adopt Statement of Position (“SOP”) 93-6, which will cause earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of the adoption of SOP 93-6 in the valuation.

     Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that as of December 3, 2004, the pro forma market value of FedFirst Corporation’s full conversion offering equaled $50,000,000 at the midpoint, equal to 5,000,000 shares at $10.00 per share.

     1. Price-to-Earnings (“P/E”). The application of the P/E valuation method requires calculating the Company’s pro forma market value by applying a valuation P/E multiple (fully-converted basis) to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Company’s reported earnings equaled $467,000 for the twelve months ended September 30, 2004. In deriving FedFirst Corporation’s core earnings, the only adjustment made to reported earnings was to eliminate net gains on the sale of investments, which equaled $100,000 for the twelve months ended September 30, 2004. As shown below, on a tax effected basis, assuming an effective marginal tax rate of 39.0% for the gains eliminated, the Company’s core earnings were determined to equal $406,000 for the twelve months ended September 30,

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2004. (Note: see Exhibit IV-9 for the adjustments applied to the Peer Group’s earnings in the calculation of core earnings).

Amount
($000)
Net income	$467
Deduct: Gain on sale of investments(1)	(61)

Core earnings estimate	$406

(1) Tax effected at 39.0%.

     Based on FedFirst Corporation’s reported and estimated core earnings, and incorporating the impact of the pro forma assumptions discussed previously, the Company’s pro forma reported and core P/E multiples (fully-converted basis) at the $50.0 million midpoint value equaled 79.76 times and 90.91 times, respectively, which provided for premiums of 205.2% and 236.8% relative to the Peer Group’s average reported and core P/E multiples (fully-converted basis) of 26.13 times and 26.99 times, respectively (see Table 4.4). The implied premiums reflected in the Company’s pro forma P/E multiples take into consideration the expected earnings improvement that will be realized from the restructuring and the Company’s pro forma P/B and P/A ratios.

     On an MHC reported basis, the Company’s reported and core P/E multiples at the midpoint value of $50.0 million equaled 97.55 times and 111.11 times, respectively. The Company’s reported and core P/E multiples provided for premiums of 279.9% and 324.4% relative to the Peer Group’s average reported and core P/E multiples of 25.68 times and 26.18 times, respectively. The Company’s implied MHC pricing ratios relative to the MHC pricing ratios for the Peer Group are shown in Table 4.5, and the pro forma calculations are detailed in Exhibits IV-10 and Exhibit IV-11.

     2. Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Company’s pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group’s P/B ratio (fully-converted basis), to FedFirst Corporation’s pro forma book value (fully-converted basis). Based on the $50.0 million midpoint valuation, FedFirst

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Table 4.4
MHC Institutions — Implied Pricing Ratios
Full Conversion Basis
FedFirst Financial Corporation and the Comparables
As of December 3, 2004

[Table Appears Here]

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Table 4.5
Public Market Pricing
FedFirst Financial Corporation and the Comparables
As of December 3, 2004

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Corporation’s pro forma P/B and P/TB ratios equaled 77.61% and 78.93%, respectively. In comparison to the average P/B and P/TB ratios for the Peer Group of 100.56% and 105.86%, the Company’s ratios reflected a discount of 22.8% on a P/B basis and a discount of 25.4% on a P/TB basis. RP Financial considered the discounts under the P/B approach to be reasonable, in light of the previously referenced valuation adjustments, the nature of the calculation of the P/B ratio which mathematically results in a ratio discounted to book value and the resulting significant premium pricing ratios indicated under the earnings approach. The discounts reflected under the P/B approach also took into consideration the fourth quarter balance sheet restructuring and the resulting reduction in the Company’s equity, which will thereby increase the Company’s P/B and P/TB ratios at the current valuation.

     On an MHC reported basis, the Company’s P/B and P/TB ratios at the $50.0 million midpoint value equaled 125.00% and 128.53%, respectively. In comparison to the average P/B and P/TB ratios indicated for the Peer Group of 227.23% and 253.12%, respectively, FedFirst Corporation’s ratios were discounted by 45.0% on a P/B basis and 49.2% on a P/TB basis. At the superrange value of $66.1 million, the Company’s P/B and P/TB ratios on an MHC reported basis equaled 143.06% and 146.41%, respectively. In comparison to the Peer Group’s average P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the top of the superrange reflected discounts of 37.0% and 42.2%, respectively.

     3. Price-to-Assets (“P/A”). The P/A valuation methodology determines market value by applying a valuation P/A ratio (fully-converted basis) to the Company’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the midpoint of the valuation range, FedFirst Corporation’s full conversion value equaled 14.04% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio (fully-converted basis) of 23.08%, which implies a discount of 39.2% has been applied to the Company’s pro forma P/A ratio (fully-converted basis).

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     On an MHC reported basis, FedFirst Corporation’s pro forma P/A ratio at the $50.0 million midpoint value equaled 15.07%. In comparison to the Peer Group’s average P/A ratio of 27.97%, FedFirst Corporation’s P/A ratio indicated a discount of 46.1%.

Comparison to Recent Offerings

     As indicated at the beginning of this chapter, RP Financial’s analysis of recent conversion and MHC offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings can not be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). The four recently completed MHC offerings closed at an average price/tangible book ratio of 87.7% (fully-converted basis) and, on average, appreciated 12.0% during the first week of trading. In comparison, the Company’s P/TB ratio of 78.9% at the midpoint value reflects an implied discount of 10.0% relative to the average closing P/TB ratio of the recent MHC offerings. At the top of the super range, the Company’s P/TB ratio of 87.5% reflected an implied discount of 0.2% relative to the average closing P/TB ratio of the recent MHC offerings. The current average fully-converted P/TB ratio of the four recent MHC offerings, which are all quoted on NASDAQ, equaled 98.1%, based on closing market prices as of December 3, 2004. In comparison to the current P/TB ratio of the publicly-traded MHC offerings, the Company’s P/TB ratio at the midpoint value reflects an implied discount of 19.6% and at the top of the new superrange the discount narrows to 10.8%.

Valuation Conclusion

     Based on the foregoing, it is our opinion that, as of December 3, 2004, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, both shares issued publicly as well as to the MHC, equaled $50,000,000 at the midpoint, equal to 5,000,000 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15% offering range indicates a minimum value of $42.5 million and a

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maximum value of $57.5 million. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 4,250,000 at the minimum and 5,750,000 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a supermaximum value of $66.1 million without a resolicitation. Based on the $10.00 per share offering price, the supermaximum value would result in total shares outstanding of 6,612,500. The Board of Directors has established a public offering range such that the public ownership of the Company will constitute a 45.0% ownership interest. Accordingly, the offering to the public of the minority stock will equal $19.1 million at the minimum, $22.5 million at the midpoint, $25.9 million at the maximum and $29.8 million at the supermaximum of the valuation range. The pro forma valuation calculations relative to the Peer Group (fully-converted basis) are shown in Table 4.4 and are detailed in Exhibit IV-7 and Exhibit IV-8; the pro forma valuation calculations relative to the Peer Group based on reported financials are shown in Table 4.5 and are detailed in Exhibits IV-10 and IV-11.